UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2

FUSION-IO, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2855 E. Cottonwood Parkway, Suite 100

Salt Lake City, Utah 84121

(801) 424-5500

October 4, 2011

Dear Stockholder:

We are pleased to invite you to attend our 2011 annual meeting of stockholders to be held on Friday, November 18, 2011 at 10:30 a.m., Mountain Time, at our corporate headquarters in Salt Lake City, Utah. A map with directions to the meeting is found on the last page of the accompanying proxy statement. The formal meeting notice and proxy statement are attached.

At this year’s annual meeting, our stockholders will be asked to –

—	elect the two nominees for Class I director named in the proxy statement to the board of directors;

—

ratify the selection by the audit committee of our board of directors of Ernst & Young LLP as Fusion-io’s independent registered public accounting firm for the current fiscal year ending June 30, 2012;

—	consider an advisory vote on the compensation of the named executive officers of Fusion-io for the fiscal year ended June 30, 2011; and

—	consider an advisory vote on the frequency of future stockholder advisory votes on executive compensation.

Your board of directors recommends that you vote “FOR” each of the proposals listed in the first three bullets above, and for a “ONE YEAR” frequency on the proposal listed in the fourth bullet above. You should carefully read the attached proxy statement, which contains detailed information concerning each of these proposals.

Your vote is important. Whether or not you plan to attend the annual meeting, it is important that your shares be represented, and we hope you will vote as soon as possible. You may vote over the Internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. Please review the instructions on each of your voting options described in this proxy statement, as well as in the Notice of Internet Availability of Proxy Materials that you received in the mail. If you hold shares of our common stock through a broker, bank, or other nominee holder, please follow the voting instructions provided on the proxy card or the information forwarded by your bank, broker or other holder of record regarding your voting options.

Thank you for your ongoing support of Fusion-io. We look forward to seeing you at our annual meeting.

Very truly yours,

DAVID A. FLYNN

Chief Executive Officer, President and Chairman

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please vote as soon as possible. Under New York Stock Exchange rules, your broker will NOT be able to vote your shares on proposals 1, 3 or 4 unless they receive specific instructions from you. We strongly encourage you to vote.

We encourage you to vote by Internet. It is convenient for you and saves us postage and processing costs. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers about the Proxy Materials and Annual Meeting” beginning on page 1 of the accompanying proxy statement.

FUSION-IO, INC.

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

TO STOCKHOLDERS OF FUSION-IO, INC.:

NOTICE IS HEREBY GIVEN that the 2011 annual meeting of stockholders of Fusion-io, Inc., a Delaware corporation, will be held on Friday, November 18, 2011 at 10:30 a.m., Mountain Time, at our corporate headquarters located at 2855 E. Cottonwood Parkway, Suite 100, Salt Lake City, Utah, for the following purposes:

1.	elect the two nominees for Class I director named in the proxy statement to the board of directors, each to serve a term of three years, until our 2014 annual meeting of stockholders, or until their respective successors are duly elected and qualified;

2.	to ratify the selection by the audit committee of our board of directors of Ernst & Young LLP as Fusion-io’s independent registered public accounting firm for the current fiscal year ending June 30, 2012, as described in the proxy statement;

3.	to provide an advisory vote on the compensation of the named executive officers of Fusion-io for the fiscal year ended June 30, 2011, as described in the proxy statement;

4.	to provide an advisory vote on the frequency of future stockholder advisory votes on executive compensation, as described in the proxy statement; and

5.	to transact any and all other business that may properly come before the meeting or at any and all adjournments or postponements of the meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. We are not aware of any other business to come before the meeting at this time.

The meeting will begin promptly at 10:30 a.m., Mountain Time, and check-in will begin at 10:00 a.m., Mountain Time. Only stockholders of record at the close of business on September 27, 2011, or their valid proxies, are entitled to vote at the meeting and any and all adjournments or postponements of the meeting. If you are not a stockholder of record but hold shares through a broker, bank, trustee or nominee (that is, in “street name”), you will need to provide positive proof of beneficial ownership as of the record date, such as your most recent account statement prior to September 27, 2011, a copy of the voting instruction card provided by your broker, bank, trustee or nominee, or similar evidence of ownership.

A complete list of the stockholders entitled to vote at the meeting will be available and open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting during normal business hours at our corporate headquarters.

Your vote is important. Whether or not you plan to attend the annual meeting, we encourage you to read the proxy statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions in the section entitled “Questions and Answers about the Proxy Materials and Annual Meeting” beginning on page 1 of the accompanying proxy statement.

By order of the Board of Directors

SHAWN J. LINDQUIST
Chief Legal Officer, Executive Vice President and Secretary

Salt Lake City, Utah

October 4, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 18, 2011: The notice of annual meeting, proxy statement and 2011 annual report are available by visiting https://materials.proxyvote.com/36112J.

PROXY STATEMENT

FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

-i-

-ii-

FUSION-IO, INC.

2855 E. Cottonwood Parkway, Suite 100

Salt Lake City, Utah 84121

PROXY STATEMENT

For the Annual Meeting of Stockholders

To Be Held Friday, November 18, 2011

QUESTIONS AND ANSWERS

ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. The person you designate is your “proxy,” and you give the proxy authority to vote your shares by voting by telephone or over the Internet, or if you requested to receive printed proxy materials, by submitting the proxy card. We have designated the following persons to serve as proxies for the annual meeting:

—	David A. Flynn, Chief Executive Officer;

—	Dennis P. Wolf, Chief Financial Officer; and

—	Shawn J. Lindquist, Chief Legal Officer.

Why am I receiving these materials?

Fusion-io has made these materials available to you on the Internet, or upon your request, has delivered printed versions of these materials to you by mail, in connection with the solicitation of proxies for use at our 2011 annual meeting of stockholders, which will take place on Friday, November 18, 2011 at 10:30 a.m., Mountain Time, at our corporate headquarters located at 2855 E. Cottonwood Parkway, Suite 100, Salt Lake City, Utah. As a stockholder, you are invited to attend the annual meeting and are requested to vote on the items of business described in this proxy statement. These materials were first sent or given to stockholders on October 4, 2011.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, Fusion-io has elected to provide access to its proxy materials via the Internet. Accordingly, Fusion-io is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to its stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our directors and most highly paid executive officers, our corporate governance policies, information on our board of directors, and certain other required information.

How do I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

—	view on the Internet Fusion-io’s proxy materials for the annual meeting; and

—	instruct us to send future proxy materials to you by email.

Fusion-io’s proxy materials are also available at https://materials.proxyvote.com/36112J.

Choosing to receive future proxy materials by email will save Fusion-io the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

What items of business will be voted on at the annual meeting?

The items of business scheduled to be voted on at the annual meeting are as follows:

—

elect the two nominees for Class I director named in the proxy statement to the board of directors, each to serve a term of three years, until our 2014 annual meeting of stockholders, or until their respective successors are duly elected and qualified;

—

to ratify the selection by the audit committee of our board of directors of Ernst & Young LLP as Fusion-io’s independent registered public accounting firm for the current fiscal year ending June 30, 2012;

—	to vote, on an advisory basis, regarding the compensation of the named executive officers for the year ended June 30, 2011, as set forth in this proxy statement; and
—	to vote, on an advisory basis, on the frequency of a stockholder vote on executive compensation.

We will also transact any other business that properly comes before the annual meeting.

How does the board of directors recommend that I vote?

Our board of directors recommends that you vote your shares:

—	“FOR” each of the two nominees for Class I director named in this proxy statement;

—	“FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2012;

—	“FOR” on an advisory basis, the compensation of our named executive officers for the year ended June 30, 2011; and

—	For the “ONE YEAR” frequency for advisory votes on executive compensation.

What shares can I vote?

Each share of our common stock issued and outstanding as of the close of business on September 27, 2011, the record date for the 2011 annual meeting of stockholders, is entitled to vote on all items being considered at the 2011 annual meeting. You may vote all shares owned by you as of the record date, including (i) shares held directly in your name as the stockholder of record and (ii) shares held for you as the beneficial owner in street name through a broker, bank, or other nominee. On the record date, we had 83,276,258 shares of common stock issued and outstanding.

How many votes am I entitled to per share?

For all matters described in this proxy statement for which your vote is being solicited, each holder of shares of common stock is entitled to one vote for each share of common stock held by such holder as of the record date.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many Fusion-io stockholders hold their shares as a beneficial owner through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, or AST, you are considered, with respect to those shares, the stockholder of record, and these proxy materials were sent directly to you by Fusion-io. As the stockholder of record, you have the right to grant your voting proxy directly to our designated proxies or to vote in person at the annual meeting. If you requested to receive printed proxy materials, we have enclosed or sent a proxy card for you to use. You may also vote on the Internet or by telephone, as described in the Notice and below under the heading “How can I vote my shares without attending the annual meeting?”

Beneficial Owner

If your shares are held in an account at a brokerage firm, bank, or other similar organization, you are considered the beneficial owner of shares held in street name, and the proxy materials were forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank, or other nominee how to vote your shares, and you are also invited to attend the annual meeting.

Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the annual meeting unless you obtain a “legal proxy” from the broker, bank, trustee, or nominee that holds your shares giving you the right to vote the shares at the meeting. If you are a beneficial owner and do not wish to vote in person or you will not be attending the annual meeting, you may vote by following the instructions provided by your broker or other nominee.

How can I contact Fusion-io’s transfer agent?

Contact our transfer agent by writing American Stock Transfer & Trust Company, or AST, at 6201 15th Avenue, Brooklyn, New York 11219, or telephoning 1-800-937-5449.

How can I attend the annual meeting?

You are entitled to attend the annual meeting only if you were a Fusion-io stockholder as of the record date or you hold a valid proxy for the annual meeting. If you are not a stockholder of record but hold shares as a beneficial owner in street name, you should provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to September 27, 2011, together with a copy of the voting instruction card provided by your broker, bank, or nominee, or other similar evidence of ownership.

If you do not comply with the procedures outlined above, you may not be admitted to the annual meeting.

Please let us know if you plan to attend the meeting by marking the appropriate box on the proxy card if you requested to receive printed materials or, if you vote by telephone or Internet, by indicating your plans when prompted.

Will the annual meeting be webcast?

We do not expect to webcast the annual meeting.

How can I vote my shares in person at the annual meeting?

Shares held in your name as the stockholder of record may be voted by you in person at the annual meeting. Shares held beneficially in street name may be voted by you in person at the annual meeting only if you obtain a legal proxy from the broker, bank, or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

How can I vote my shares without attending the annual meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the annual meeting. If you are a stockholder of record, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by mail or telephone pursuant to instructions provided on the proxy card. If you hold shares beneficially in street name, you may also vote by proxy over the Internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by telephone or mail by following the voting instruction card provided to you by your broker, bank, trustee, or nominee.

Can I change my vote or revoke my proxy?

You may change your vote at any time prior to the taking of the vote at the annual meeting. If you are the stockholder of record, you may change your vote by (i) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), (ii) providing a written notice of revocation to our corporate secretary at Fusion-io, Inc., Attention: Corporate Secretary, 2855 E. Cottonwood Parkway, Suite 100, Salt Lake City, Utah 84121, prior to your shares being voted, or (iii) attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank, or nominee following the instructions they provided or, if you have obtained a legal proxy from your broker, bank, or nominee giving you the right to vote your shares, by attending the annual meeting and voting in person.

Is there a list of stockholders entitled to vote at the annual meeting?

The names of stockholders of record entitled to vote at the annual meeting will be available at the annual meeting and for 10 days prior to the meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m., at our corporate headquarters at 2855 E. Cottonwood Parkway, Suite 100, Salt Lake City, Utah 84121, by contacting our corporate secretary.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Fusion-io or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

How many shares must be present or represented to conduct business at the annual meeting?

The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of the issued and outstanding shares of common stock be present in person or represented by proxy. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a broker, bank or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner. If there is no quorum, a majority of the votes present at the annual meeting may adjourn the meeting to another date.

What is the voting requirement to approve each of the proposals?

Proposal	Vote Required	Discretionary Voting Allowed?
Election of Class I directors	Plurality of the shares	No

Ratification of Ernst & Young LLP	Majority of the shares present, represented, and entitled to vote at the meeting	Yes

Advisory Vote on Executive Compensation	Majority of the shares present, represented, and entitled to vote at the meeting	No

Advisory Vote on the Frequency of the Stockholder Vote on Executive Compensation	Plurality of the shares	No

If you are a beneficial owner, your broker, bank or other nominee holder of record is permitted to vote your shares on the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm, even if the record holder does not receive voting instructions from you. Due to recent rule changes, however, your broker, bank, or other nominee holder of record does not have discretionary authority to vote on the election of directors without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on this matter. This represents a change from prior years when brokers, banks and other nominee holders of record had discretionary voting authority in the election of directors. In addition, discretionary voting is not allowed with respect to the proposals seeking approval of the advisory votes on executive compensation and the frequency for seeking such an advisory stockholder vote. Accordingly, if you are a beneficial owner, it is particularly important that you provide your instructions for voting your shares on the election of directors and the two advisory compensation proposals to your broker, bank, or other nominee holder of record.

Election of Class I Directors

The nominees receiving the highest number of affirmative “FOR” votes will be elected as Class I directors. You may vote “FOR” or “WITHHOLD” for each director nominee. A properly executed proxy marked “WITHHOLD” with respect to the election of a Class I director will not be voted with respect to such director although it will be counted for purposes of determining whether there is a quorum. Abstentions and broker non-votes will not affect the outcome of the election of directors.

Ratification of Ernst & Young LLP

The affirmative “FOR” vote of a majority of the shares present, represented, and entitled to vote on the proposal is required to ratify the selection by our audit committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2012. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against the proposal. Broker non-votes are not deemed to be votes cast, are not included in the tabulation of voting results on this proposal, and will not affect the outcome of voting on this proposal.

Advisory Vote on Executive Compensation

The affirmative “FOR” vote of a majority of the shares present, represented, and entitled to vote on the proposal is required to approve, on an advisory basis, the compensation awarded to our named executive officers for the year ended June 30, 2011. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against the proposal. Broker non-votes are not deemed to be votes cast, are not included in the tabulation of voting results on this proposal, and will not affect the outcome of voting on this proposal.

Advisory Vote on the Frequency of the Stockholder Vote on Executive Compensation

The choice of frequency that receives the highest number of affirmative “FOR” votes will be considered the advisory vote of our stockholders. You may vote “FOR” one year, “FOR” two years, or “FOR” three years or “ABSTAIN.” A properly executed proxy marked “ABSTAIN” with respect to the frequency of the stockholder vote on executive compensation will not be voted with respect to such proposal although it will be counted for purposes of determining whether there is a quorum. Abstentions and broker non-votes will not affect the outcome of this proposal.

Is cumulative voting permitted for the election of directors?

No. You may not cumulate your votes for the election of directors.

What happens if additional matters are presented at the annual meeting?

Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, David A. Flynn, Dennis P. Wolf, and Shawn J. Lindquist, or any of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of the nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the board of directors.

Who will count the votes?

A representative of Broadridge Financial Services, Inc., will tabulate the votes and act as inspector of election of the annual meeting.

Who will bear the cost of soliciting votes for the annual meeting?

We will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. We may also reimburse brokerage firms, banks, and other nominee holders of record for the cost of forwarding proxy materials to beneficial owners.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting. We will also disclose voting results on a Current Report on Form 8-K filed with the United States Securities and Exchange Commission, or SEC, within four business days after the annual meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and, within four business days after final results are known, file an additional Current Report on Form 8-K to publish the final results.

I share an address with another stockholder and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Notice, or proxy statement if applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice, or, if applicable, proxy statement and annual report, please direct your written request to:

Fusion-io, Inc.

Attention: Investor Relations

2855 E. Cottonwood Parkway, Suite 100

Salt Lake City, Utah 84121

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our corporate secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2012 annual meeting of stockholders, our corporate secretary must receive the written proposal at our principal executive offices not later than June 6, 2012. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Fusion-io, Inc.

Attention: Corporate Secretary

2855 E. Cottonwood Parkway, Suite 100

Salt Lake City, Utah 84121

Fax: (801) 424-5500

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders, but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the meeting by or at the direction of our board of directors, or (iii) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our corporate secretary, which notice must contain the information specified in our bylaws. To be timely for our 2012 annual meeting of stockholders, our corporate secretary must receive the written notice at our principal executive offices:

—	not earlier than July 22, 2012; and

—	not later than the close of business on August 21, 2012.

In the event that we hold our 2012 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2011 annual meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

—	the 90th day prior to such annual meeting; or

—	the 10th day following the day on which public announcement of the date of such meeting is first made.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors, and should be directed to the corporate secretary of Fusion-io at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Corporate Governance and Board of Directors — Process for Recommending Candidates to the Board of Directors.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our corporate secretary in accordance with our bylaws, which, in general, require that the notice be received by our corporate secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Availability of Bylaws

A copy of our bylaws may be obtained by accessing Fusion-io’s filings on the SEC’s website at www.sec.gov. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Fusion-io Policies on Business Conduct

We are committed to the highest standards of integrity and ethics in the way we conduct our business. In April 2011 (and effective upon our initial public offering and the listing of our common stock on the New York Stock Exchange, or NYSE, in June 2011), we adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our chief executive officer, chief financial officer and other executive and senior financial officers. Our code of conduct establishes our policies and expectations with respect to a wide range of business conduct, including preparation and maintenance of financial and accounting information, compliance with laws, and conflicts of interest.

Under our code of conduct, each of our directors and employees is required to report suspected or actual violations to the extent permitted by law. In addition, we have adopted separate procedures concerning the receipt and investigation of complaints relating to accounting or audit matters. These procedures have been adopted and are administered by our audit committee.

Our code of conduct is available at our website by visiting www.fusionio.com and clicking through “Company,” “Investor Relations,” “Corporate Governance,” and “Code of Business Conduct and Ethics.” When required by the rules of NYSE or the SEC, we will disclose any future amendment to, or waiver of, any provision of the code of conduct for our chief executive officer, principal financial officer, or principal accounting officer or any member or members of our board of directors on our website within four business days following the date of such amendment or waiver.

Corporate Governance Principles

In April 2011 (and effective upon our initial public offering and the listing of our common stock on NYSE in June 2011), our board of directors adopted a set of guidelines that establish the corporate governance policies pursuant to which our board of directors intends to conduct its oversight of the business of Fusion-io in accordance with its fiduciary responsibilities. Among other things, these corporate governance guidelines address the establishment and operation of board committees, the role of our chairman, and matters relating to director independence and performance assessments.

Role and Composition of the Board

As identified in our corporate governance guidelines, the role of our board of directors is to oversee the performance of our chief executive officer and other senior management. Our board of directors is responsible for hiring, overseeing, and evaluating management while management is responsible for running our day-to-day operations.

Our board of directors is currently comprised of seven members and is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three year term to succeed the class of directors whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during the years 2012 for the Class II directors, 2013 for the Class III directors, and 2014 for the Class I directors.

Board Leadership Structure

The board of directors currently believes that our company is best served by combining the roles of chairman of the board and chief executive officer, coupled with a lead independent director. As a founder of the company, David Flynn, our chief executive officer, is the director most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in the development of our strategy. Our independent directors bring experience, oversight and expertise from outside the company, while our chief executive officer brings company-specific experience and expertise. Our board of directors believes that the combined role of chairman and chief executive officer is the best leadership structure for us at the current time as it promotes the efficient and effective development and execution of our strategy and facilitates information flow between management and our board of directors. The board of directors recognizes, however, that no single leadership model is right for all companies at all times. Our corporate governance guidelines provide that the board of directors should be free to choose a chairman of the board based upon the board’s view of what is in the best interests of the company. Accordingly, the board of directors periodically reviews its leadership structure.

Lead Independent Director

In May 2011, our board of directors appointed Scott D. Sandell as lead independent director, and in September 2011, our board reconfirmed Mr. Sandell’s appointment as lead independent director for our fiscal year ending June 30, 2012, or fiscal 2012. As the lead independent director, Mr. Sandell is responsible for coordinating the activities of the independent directors. The lead independent director has the following specific responsibilities:

—	call special meetings of the independent directors and chair meetings of independent directors;

—	act as the principal liaison between the non-employee directors and the chairman of the board on sensitive issues;

—	work with the chairman of the board to develop a schedule of meetings for the board and provide input with respect to meeting agendas for the board of directors and its committees;

—	advise the chairman of the board with respect to the quality, quantity and timeliness of the flow of information from company management;

—	coordinate and moderate executive sessions of the independent directors; and

—	perform such other duties as the board of directors may from time to time delegate to the lead independent director.

Board’s Role in Risk Oversight

Our board of directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance, and to enhance stockholder value. A fundamental part of risk management is not only understanding the most significant risks a company faces and what steps management is taking to manage those risks but also understanding what level of risk is appropriate for a given company. The involvement of our full board of directors in reviewing our business is an integral aspect of its assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk.

While our board of directors has the ultimate oversight responsibility for the risk management process, various committees of the board also have responsibility for risk management. The charter of our audit committee provides that one of the committee’s responsibilities is oversight of certain compliance matters. In addition, in setting compensation, our compensation committee strives to create incentives that encourage a level of risk-taking consistent with our business strategy and to encourage a focus on building long term value that does not encourage excessive risk-taking.

In connection with its oversight of compensation-related risks, our compensation committee has reviewed our compensation programs and practices for employees, including executive and non-executive programs and practices. In its review, our compensation committee evaluated whether our policies and programs encourage unnecessary or excessive risk taking and controls, and how such policies and programs are structured with respect to risks and rewards, as well as controls designed to mitigate any risks. As a result of this review, our compensation committee determined that any risks that may result from our compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on Fusion-io.

At periodic meetings of the board and its committees and in other meetings and discussions, management reports to and seeks guidance from the board and its committees with respect to the most significant risks that could affect our business, such as legal risks and financial, tax and audit related risks. In addition, among other matters, management provides our audit committee periodic reports on our compliance programs and efforts and investment policy and practices.

Board Committees

Our board of directors has three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. The membership and the function of each of the committees are described below. Our board of directors may from time to time establish a new committee or dissolve an existing committee depending on the circumstances.

Director’s Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Non-Employee Directors:
Forest Baskett, Ph.D.
H. Raymond (Ray) Bingham
Dana L. Evan
Scott D. Sandell
Christopher J. Schaepe

Employee Directors:
David A. Flynn
Rick C. White
	Chairperson	Member	Financial Expert

During our fiscal year ended June 30, 2011, or fiscal 2011, our board of directors held 10 meetings. Each of our directors attended or participated in 75% or more of the meetings of the board of directors and 75% or more of the meetings held by all committees of the board of directors on which he or she served during the past fiscal year.

Director Independence

As a company listed on NYSE, we are required under NYSE listing requirements to maintain a board comprised of a majority of “independent” directors, as determined affirmatively by our board. In addition, NYSE rules require that, subject to specified exceptions, each member of our audit, compensation and nominating and corporate governance committees be independent. In March 2011, and again in September 2011, our board of directors undertook a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of these reviews, our board of directors determined that Ms. Evan, Dr. Baskett and Messrs. Bingham, Sandell and Schaepe, representing five of our seven directors, were “independent directors” as defined under applicable NYSE rules. Messrs. Flynn and White are not considered independent directors because of their positions as our chief executive officer and chief marketing officer, respectively.

Executive Sessions of Independent Directors

In order to promote open discussion among independent directors, our board of directors has a policy of conducting executive sessions of independent directors during each regularly scheduled board meeting and at such other times as requested by an independent director. These executive sessions are chaired by our lead independent director. Neither Mr. Flynn nor Mr. White participates in such sessions.

Audit Committee

Ms. Evan and Messrs. Bingham and Schaepe, each of whom is a non-employee member of our board of directors, comprise our audit committee. Ms. Evan is the chair of our audit committee. Our board of directors has determined that each of the members of our audit committee satisfies the requirements for independence and financial literacy under the rules and regulations of the NYSE and the SEC. Our board of directors has also determined that Ms. Evan qualifies as an “audit committee financial expert” as defined in the SEC rules and satisfies the financial sophistication requirements of the NYSE. In addition to his service on our audit committee, Mr. Bingham also serves on the audit committees of three other public companies. Our board of directors has determined that such simultaneous service by Mr. Bingham on the audit committees of four public companies will not impair his ability to effectively serve on the audit committee of our board of directors.

The audit committee of our board of directors is responsible for, among other things:

—

selecting and hiring our independent registered public accounting firm, and approving the audit and pre-approving any non-audit services to be performed by our independent registered public accounting firm;

—	evaluating the performance and independence of our independent registered public accounting firm;

—	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

—	reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;

—	overseeing procedures for the treatment of complaints on accounting, internal accounting controls or audit matters;

—	overseeing our internal auditors;

—

discussing the scope and results of our annual audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm our interim and year-end operating results; and

—	preparing the audit committee report that the SEC will require in our annual proxy statement.

Our audit committee held 2 meetings during fiscal 2011. Our audit committee operates under a written charter approved by our board of directors. The charter is available on our website by visiting www.fusionio.com and clicking through “Company,” “Investor Relations,” and “Corporate Governance.”

Compensation Committee

Ms. Evan and Messrs. Bingham and Sandell, each of whom is a non-employee member of our board of directors, comprise our compensation committee. Mr. Bingham is the chair of our compensation committee. Our board of directors has determined that each member of our compensation committee meets the requirements for independence under the rules of the NYSE and is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. The compensation committee is responsible for, among other things:

—

reviewing and approving our Chief Executive Officer’s and other executive officers’ annual base salaries, equity compensation, annual incentive bonuses and severance, change in control and other compensation arrangements;

—	overseeing our overall compensation philosophy, compensation plans and benefits programs; and

—	preparing the compensation committee report that the SEC will require in our annual proxy statement.

See “Compensation of Non-Employee Directors” and “Executive Compensation” for a description of our processes and procedures for the consideration and determination of executive and director compensation.

Our compensation committee held 4 meetings during fiscal 2011. Our compensation committee operates under a written charter approved by the board of directors, which is available on our website by visiting www.fusionio.com and clicking through “Company,” “Investor Relations,” and “Corporate Governance.”

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our compensation committee.

Nominating and Corporate Governance Committee

Messrs. Sandell and Schaepe and Dr. Baskett, each of whom is a non-employee member of our board of directors, comprise our nominating and corporate governance committee. Dr. Baskett is the chair of our nominating and corporate governance committee. Our board of directors has determined that each member of our nominating and corporate governance committee meets the requirements for independence under the rules of the NYSE. The nominating and corporate governance committee is responsible for, among other things:

—	assisting our board of directors in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to the board of directors;

—	developing and recommending governance principles applicable to our board of directors;

—	overseeing the evaluation of our board of directors and management;

—	reviewing and monitoring compliance with our code of business conduct and ethics; and

—	recommending potential members for each board committee to our board of directors.

Our nominating and corporate governance committee will consider recommendations of candidates for the board of directors submitted by stockholders of Fusion-io; see “Process for Recommending Candidates to the Board of Directors” below.

Our nominating and corporate governance committee did not hold any meetings during fiscal 2011. Our nominating and corporate governance committee operates under a written charter approved by the board of directors, which is available on our website by visiting www.fusionio.com and clicking through “Company,” “Investor Relations,” and “Corporate Governance.”

Considerations in Evaluating Director Nominees

Our board of directors has established a policy for evaluating director nominees.

In its evaluation of director candidates, including the members of the board of directors eligible for re-election, our committee will consider the following:

—	the current size and composition of our board of directors and the needs of the board and its respective committees;

—	factors such as character, judgment, diversity, age, independence, expertise, corporate experience, length of service, understanding of our business, other commitments and the like; and

—	other factors that our committee may consider appropriate.

Our committee evaluates the factors listed above individually and does not assign any particular weighting or priority to any of these factors. While not maintaining a specific policy on board diversity requirements, the board and the nominating and corporate governance committee believe that diversity is an important factor in determining the composition of the board and, therefore, seek a variety of occupational and personal backgrounds on the board in order to obtain a range of viewpoints and perspectives and to enhance the diversity of the board.

Process for Recommending Candidates to the Board of Directors

Our nominating and corporate governance committee is responsible for, among other things, recommending candidates for election to the board of directors. It is the policy of our nominating and corporate governance committee to consider recommendations for candidates to the board of directors from stockholders so long as such recommendations comply with our certificate of incorporation and bylaws and applicable law, holding no less than one percent (1%) of the outstanding shares of our common stock continuously for at least 12 months prior to the date of submission of the recommendation or nomination. Stockholder recommendations for candidates to the board of directors must be directed in writing to Fusion-io, Inc., Attention: Corporate Secretary, 2855 E. Cottonwood Parkway, Suite 100, Salt Lake City, Utah 84121, and should include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and Fusion-io, and evidence of the recommending stockholder’s ownership of our stock. Such recommendations should also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for board membership, including issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like, and personal references. For details regarding the process to nominate a director directly for election to the board at an annual meeting of the stockholders, under the section entitled “Questions and Answers About the Proxy Materials and Annual Meeting,” please see “What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?”

Director Attendance at Annual Meetings

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, directors to attend. We have scheduled our 2011 annual stockholder meeting on the same day as a regularly scheduled board meeting in order to facilitate attendance by our board members.

Communications with the Board of Directors

Stockholders who wish to communicate with our board are welcome to do so in writing, at the following address:

Fusion-io, Inc.

Attention: Corporate Secretary

2855 E. Cottonwood Parkway, Suite 100

Salt Lake City, Utah 84121

Communications are distributed to our board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Compensation Program Prior to Initial Public Offering

Prior to our initial public offering in June 2011, our directors did not receive any cash compensation for their services as directors or as board committee members. Other than reimbursement of reasonable travel and related expenses incurred by non-employee directors in connection with their attendance at meetings of the board of directors and its committees, we did not pay any other fees or make any non-equity awards to or pay any other compensation to our non-employee directors in fiscal 2010. This compensation policy was superseded in connection with our initial public offering, as described below.

Post-IPO Compensation

In May 2011, our board of directors approved the following annual compensation package for our non-employee directors:

Annual Cash Retainer*
Annual retainer†	$50,000
Additional retainer for audit committee chair	$20,500
Additional retainer for audit committee member	$10,000
Additional retainer for compensation committee chair	$15,500
Additional retainer for compensation committee member	$8,500
Additional retainer for nominating and governance committee chair	$9,250
Additional retainer for nominating and governance committee member	$4,375

*	Paid quarterly in arrears.
†	In September 2011, our board of directors approved an increase of $11,500 to the annual retainer amount, from $38,500 to $50,000.

In addition, each non-employee director who first joins our board of directors will be granted a stock option to purchase 100,000 shares of common stock and each non-employee director will be granted an annual stock option award to purchase 50,000 shares of common stock on the date of each of our annual stockholder meetings. Each stock option will have an exercise price equal to the fair market value on the grant date.

An initial stock option award will vest on each of the first four anniversaries of the date the non-employee director joins our board of directors, subject to continued service as a board member through each such date. Annual stock option awards will vest on the day prior to annual meeting immediately following the annual meeting at which the award is granted, subject to continued service as a board member through the vesting date. If a director’s service is terminated on or following a change in control other than as the result of a voluntary resignation that is not at the request of the buyer, then the director’s award will immediately vest in full.

2011 Director Compensation

The following table sets forth information concerning compensation paid or accrued for services rendered to us by members of our board of directors for the year ended June 30, 2011. The table excludes Messrs. Flynn and White, who are named executive officers and did not receive any compensation from us in their role as a director in 2011.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Forest Baskett, Ph.D.	11,938	125,047	136,985
H. Raymond Bingham	16,000	250,094	266,094
Dana L. Evan	16,875	250,094	266,969
Scott D. Sandell	12,844	125,047	137,891
Christopher J. Schaepe	13,219	125,047	138,266

(1)	Amounts represent the aggregate grant date fair value of the stock or option award calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, as amended (“ASC 718”), without regard to estimated forfeitures, or, with respect to re-priced options, the incremental fair value as computed in accordance with ASC 718. See Note 7 of the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2011 for a discussion of valuation assumptions made in determining the grant date fair value and compensation expense of our stock options.

Director Equity Awards

The aggregate number of shares subject to stock options outstanding at June 30, 2011 for each non-employee director was as follows:

Name	Aggregate Number of Stock Options Outstanding as of June 30, 2011
Forest Baskett, Ph.D.	50,000
H. Raymond Bingham	100,000
Dana L. Evan	100,000
Scott D. Sandell	50,000
Christopher J. Schaepe	50,000

PROPOSAL 1

ELECTION OF CLASS I DIRECTORS

Board Structure

Our board of directors is currently composed of seven members. Our amended and restated certificate of incorporation and bylaws provide that the number of our directors shall be one or more members, as determined from time to time by resolution of our board of directors.

Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class of directors whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meetings of stockholders to be held during the years 2012 for the Class II directors, 2013 for the Class III directors, and 2014 for the Class I directors.

Nominees for Class I Directors (Terms Expiring in 2014)

At the 2011 annual meeting, two Class I directors will be elected to the board of directors by the holders of common stock. Our nominating and corporate governance committee recommended, and our board of directors nominated, Christopher J. Schaepe and Rick C. White as nominees for election as Class I directors at the 2011 annual meeting.

Each of Messrs. Schaepe and White has agreed to serve if elected, and management has no reason to believe that either nominee will be unavailable to serve. In the event one of the nominees is unable or declines to serve as a director at the time of the 2011 annual meeting, proxies will be voted for any nominee who may be proposed by the nominating and corporate governance committee and designated by the present board of directors to fill the vacancy.

Biographical Information Concerning the Class I Director Nominees

Christopher J. Schaepe, age 48, has served as a director since April 2009. Mr. Schaepe is a founding managing director of Lightspeed Venture Partners, a venture capital firm. Prior to joining Lightspeed in September 2000, he was a general partner at Weiss, Peck & Greer Venture Partners, a venture capital firm, which he joined in 1991. In addition to serving on our board of directors, Mr. Schaepe is a director of Riverbed Technology, Inc. and various private companies. Mr. Schaepe holds B.S. and M.S. degrees in Computer Science and Electrical Engineering from the Massachusetts Institute of Technology and an M.B.A. from the Stanford Graduate School of Business. We believe that Mr. Schaepe possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience with a wide range of technology companies and the venture capital industry.

Rick C. White, age 41, is one of our founders and has served as a director since April 2009. He also served as a director from inception to March 2008. Mr. White has served as our Chief Marketing Officer since 2008. From inception to February 2008, Mr. White served as our Chief Executive Officer. From 2006 to January 2007, Mr. White served as chairman of DAZ Productions, Inc., a developer of 3D graphics software and content. From 2002 to 2005, Mr. White served as chief executive officer of Realm Systems, Inc. From 2000 to 2005, Mr. White served as chairman of Forum Systems, Inc. a developer of XML enterprise messaging systems. From 1997 to 2000, Mr. White served as chief executive officer and chairman of Phobos Corporation, a developer of PCI based switching and load balancing technology for data centers. In April 2005, Mr. White filed for personal bankruptcy and was discharged under Chapter 7 of the U.S. Bankruptcy Code in February 2009. We believe Mr. White brings to our board of directors his perspective and experience as an officer, one of our founders and a significant stockholder.

Required Vote

Our Class I directors elected to the board of directors will be elected by a plurality of the votes present in person or represented by proxy and entitled to vote on the election of directors. In other words, the two nominees receiving the highest number of “FOR” votes will be elected as directors. Shares represented by executed proxies will be voted, if authority to do so is not expressly withheld (as indicated on the proxy card), for the election of Messrs. Schaepe and White.

Recommendation

Our board of directors recommends a vote “FOR” the election to the board of directors of each of Christopher J. Schaepe and Rick C. White as a Class I director.

* * * * *

Class II Directors Continuing in Office until the 2012 Annual Meeting

Forest Baskett, Ph.D., age 68, has served as a director since March 2008. Dr. Baskett has been a general partner of New Enterprise Associates, a venture capital firm, since 2004. Dr. Baskett joined New Enterprise Associates in 1999. From 1986 to 1999, Dr. Baskett served as chief technology officer and senior vice president, research and development of Silicon Graphics, Inc. Dr. Baskett founded and directed the Western Regional Laboratory of Digital Equipment Corporation from 1982 to 1986. From 1971 to 1982, Dr. Baskett was a professor of Computer Science and Electrical Engineering at Stanford University. In addition to serving on our board of directors, Dr. Baskett serves on various private company boards. Dr. Baskett holds a B.A. in Mathematics from Rice University, a Ph.D. in Computer Science from the University of Texas at Austin and is a member of the National Academy of Engineering. We believe that Dr. Baskett possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience with a wide range of technology companies and the venture capital industry.

Dana L. Evan, age 51, has served as a director since February 2011. Since July 2007, Ms. Evan has invested in and served on the boards of directors of companies in the Internet, technology and media sectors, including Omniture, Inc. From May 1996 until July 2007, Ms. Evan served as chief financial officer of VeriSign, Inc., a provider of intelligent infrastructure services for the Internet and telecommunications networks. Previously, Ms. Evan worked as a financial consultant in the capacity of chief financial officer, vice president of finance or corporate controller over an eight-year period for various public and private companies and partnerships, including VeriSign, Inc., Delphi Bioventures, a venture capital firm, and Identix Incorporated, a multi-biometric technology company. Prior to serving as a financial consultant, Ms. Evan worked in a variety of positions at KPMG LLP. Ms. Evan also serves on the board of directors of a number of privately held companies. Ms. Evan is a certified public accountant (inactive) and holds a B.S. in Commerce with a concentration in Accounting and Finance from Santa Clara University. We believe that Ms. Evan possesses specific attributes that qualify her to serve as a member of our board of directors, including broad expertise in operations, strategy, accounting, financial management and investor relations at both publicly and privately held technology and Internet companies.

Class III Directors Continuing in Office until the 2013 Annual Meeting

H. Raymond Bingham, age 65, has served as a director since February 2011. Mr. Bingham has been an advisory director of General Atlantic LLC, a private equity firm, since January 2010 and managing director and head of the Palo Alto office from September 2006 to December 2009. From August 2005 to August 2006, Mr. Bingham was a self-employed private investor. From 1993 to 2005, Mr. Bingham served in various positions at Cadence Design Systems, Inc., a supplier of electronic design automation software and services, including executive chairman of the board of directors, president and chief executive officer and executive vice president and chief financial officer. Mr. Bingham also currently serves as a director of Oracle Corporation, Flextronics International Ltd., STMicroelectronics N.V., Spansion Inc. and Dice Holdings, Inc. Mr. Bingham holds a B.S. from Weber State University and an M.B.A. from Harvard Business School. We believe that Mr. Bingham possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience in leading and managing a large, complex global organization in the technology industry and financial expertise and significant audit and financial reporting knowledge.

David A. Flynn, age 42, is one of our founders and has served as a director since July 2006 and was appointed as the Chairman of our board of directors in May 2011. Mr. Flynn has served as our Chief Executive Officer and President since March 2010 and previously served as our President from inception to February 2009 and Chief Technology Officer from inception to March 2010. From November 2004 to October 2006, Mr. Flynn served as chief scientist of Realm Systems, Inc., a company offering research and development services for developing mobile computing platforms. From January 2002 to November 2004, Mr. Flynn served as chief architect software engineer of Linux Networx, Inc., a developer of high performance computing technology. From 1996 to 2002, Mr. Flynn served as senior software engineer of Liberate Technologies, Inc. From 1995 to 1996, Mr. Flynn founded the Utah research and development satellite office of Oracle Corporation, which subsequently became a founding part of Network Computer Inc., later renamed Liberate Technologies. Mr. Flynn holds a B.S. in Computer Science from Brigham Young University. We believe Mr. Flynn possesses specific attributes that qualify him to serve as a member of our board of directors, including the perspective and experience he brings as our Chief Executive Officer and President, one of our founders and a significant stockholder.

Scott D. Sandell, age 46, has served as a director since March 2008 and was appointed as the Lead Independent Director of our board of directors in May 2011. In 1996, Mr. Sandell joined New Enterprise Associates, where he became a general partner in 2000. In addition to serving on our board of directors, Mr. Sandell is a director of Spreadtrum Communications, Inc. and various private companies. Mr. Sandell started his career at the Boston Consulting Group and later joined C-ATS Software, Inc. Later, he worked as a product manager for Windows 95 at Microsoft Corporation before joining New Enterprise Associates in 1996. Mr. Sandell is a member of the board of directors of the National Venture Capital Association. Mr. Sandell holds an A.B. in Engineering Sciences from Dartmouth College and an M.B.A. from the Stanford Graduate School of Business. We believe that Mr. Sandell possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience with a wide range of technology companies and the venture capital industry.

The ages of our directors as indicated in this proxy statement are determined as of September 27, 2011.

* * * * *

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has selected Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending June 30, 2012, or fiscal 2012. During our fiscal year ended June 30, 2011, or fiscal 2011, Ernst & Young served as our independent registered public accounting firm and also provided certain audit-related services.

Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of Fusion-io and its stockholders. Our audit committee is submitting the selection of Ernst & Young to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. If the appointment is not ratified by our stockholders, our audit committee may reconsider whether it should appoint another independent registered public accounting firm.

Representatives of Ernst & Young are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Required Vote

Ratification of the selection of Ernst & Young as our independent registered public accounting firm for the fiscal year ending June 30, 2012 requires the affirmative “FOR” vote of a majority of the shares present, represented, and entitled to vote on the proposal. Unless marked to the contrary, executed proxies received will be voted “FOR” ratification of the appointment of Ernst & Young.

Recommendation

Our board of directors recommends a vote “FOR” the selection of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2012.

* * * * *

Principal Accounting Fees and Services

The following table sets forth the aggregate fees for services provided by Ernst & Young for the years ended June 30, 2010 and June 30, 2011:

	2010	2011
Audit fees (1)	$340,001	$1,148,310
Audit-related fees	—	—
Tax fees (2)	58,005	152,419
All other fees	—	—

Total fees	$398,006	$1,300,729

(1)	Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, review of our quarterly consolidated financial statements and services that are normally provided by Ernst & Young in connection with statutory and regulatory filings or engagements. Fees for 2011 also include fees associated with our initial public offering of common stock completed in June 2011, which included review of our quarterly consolidated financial information included in our registration statement on Form S-1 filed with the SEC, as well as comfort letters, consents and review of documents filed with the SEC.
(2)	Consists of fees billed for professional services for tax compliance and tax advice.

Policy on Audit Committee Pre-Approval of Services Performed by Independent Registered Public Accounting Firm

Consistent with the requirements of the SEC and the Public Company Accounting Oversight Board, or PCAOB, regarding auditor independence, our audit committee has responsibility for appointing, setting compensation, and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, our audit committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The audit committee generally pre-approves particular services or categories of services on a case-by-case basis. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with these pre-approvals, and the fees for the services performed to date. All of the services provided by Ernst & Young for our fiscal years ended June  30, 2010 and 2011 described above were pre-approved by the audit committee or our board of directors.

Report of the Audit Committee

The audit committee assists the board in fulfilling its oversight responsibility over Fusion-io’s financial reporting process. It is not the duty of the committee to plan or conduct audits or to prepare Fusion-io’s financial statements. Management has the primary responsibility for preparing the financial statements and assuring their accuracy, effectiveness, and completeness. Management is also responsible for the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for auditing Fusion-io’s financial statements and, beginning with fiscal 2012, internal control over financial reporting and expressing its opinion as to whether the statements present fairly, in accordance with accounting principles generally accepted in the United States, Fusion-io’s financial condition, results of operations, and cash flows. However, the audit committee does review and discuss the financial statements with management and the independent registered public accounting firm prior to the presentation of financial statements to our stockholders and, as appropriate, the committee initiates inquiries into various aspects of Fusion-io’s financial affairs.

Unless the committee has reason to question its reliance on management or the independent registered public accounting firm, the members of the committee necessarily rely on information provided to them by and on the representations made by management and the independent registered public accounting firm. Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has applied appropriate accounting and financial reporting principles. Furthermore, the audit committee’s authority and oversight responsibilities do not independently assure that the audits of Fusion-io’s financial statements have been carried out in accordance with the standards of the PCAOB or that the financial statements are presented in accordance with accounting principles generally accepted in the United States.

In this context, the committee has met and held discussions with management and the independent registered public accounting firm to review Fusion-io’s 2011 audited consolidated financial statements (including the quality of Fusion-io’s accounting principles). Management represented to the committee that Fusion-io’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the committee consulted with management and the independent registered public accounting firm prior to approving the presentation of the 2011 audited consolidated financial statements to stockholders. The committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the PCAOB in Rule 3200T.

The audit committee has discussed with the independent accountant the independent accountant’s independence from Fusion-io and its management. As part of that review, the committee received the written disclosures and letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence. Based on the reviews and discussions referred to above, the audit committee recommended to the board, and the board approved, Fusion-io’s audited consolidated financial statements for the year ended June 30, 2011 for filing with the Securities and Exchange Commission as part of the company’s Annual Report on Form 10-K. The committee has selected Ernst & Young LLP as the company’s independent registered public accounting firm for the fiscal year ending June 30, 2012.

The Audit Committee

Dana L. Evan (Chair)

H. Raymond Bingham

Christopher J. Schaepe

The Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing by Fusion-io under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent Fusion-io specifically incorporates the Report of the Audit Committee by reference therein.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or Dodd-Frank Act, enables Fusion-io stockholders to vote to approve, on an advisory or non-binding basis, the compensation of Fusion-io’s named executive officers as disclosed in this proxy statement in accordance with SEC rules.

Our general executive compensation philosophy is to provide programs that attract, motivate, reward and retain highly qualified executives and motivate them to pursue our corporate objectives while encouraging the creation of long-term value for our stockholders. We evaluate and reward our executive officers through compensation intended to motivate them to identify and capitalize on opportunities to grow our business and maximize stockholder value over time. We strive to provide an executive compensation program that is market competitive, rewards achievement of our business objectives and is designed to provide a foundation of fixed compensation (base salary) and a significant portion of performance-based compensation (short-term and long-term incentive opportunities) that are intended to align the interests of executives with those of our stockholders. Please refer to the “Executive Compensation—Compensation Discussion and Analysis” section for a detailed discussion of Fusion-io’s executive compensation practices and philosophy.

We are asking for stockholder approval of the compensation of Fusion-io’s named executive officers as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the disclosures in the “Executive Compensation — Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

This vote is advisory and therefore not binding on Fusion-io, our compensation committee, or our board of directors. Our board of directors and compensation committee value the opinions of our stockholders and we are providing the vote as required pursuant to Section 14A of the Securities and Exchange Act of 1934. To the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, our compensation committee will consider the impact of such vote on our compensation policies and decisions.

Required Vote

At the annual meeting, we will ask our stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. This proposal requires the affirmative vote of a majority of the voting power of the shares of our capital stock, present in person or represented by proxy, and entitled to vote thereon, voting together as a single class.

Abstentions will be counted toward the tabulations of voting power present and entitled to vote on the Fusion-io executive compensation proposal and will have the same effect as votes against the proposal. Brokers do not have discretion to vote on the proposal regarding our executive compensation and broker non-votes will have no effect on the proposal.

Recommendation

Our board of directors recommends a vote “FOR” the approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

* * * * *

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE

COMPENSATION

As required by the Dodd-Frank Act, we also are asking our stockholders to provide their input with regard to the frequency of future stockholder advisory votes on our executive compensation programs, such as Proposal Number 3 of this proxy statement. In particular, we are asking whether the advisory vote on executive compensation should occur once every year, every two years or every three years.

After considering this agenda item, our board of directors has determined that an annual advisory vote on executive compensation is the most appropriate alternative for Fusion-io. The board of directors’ determination was influenced by the fact that the compensation of our named executive officers is evaluated, adjusted, and approved on an annual basis. As part of the annual review process, the board of directors believes that stockholder sentiment should be a factor that is taken into consideration by the board of directors and the compensation committee in making decisions with respect to executive compensation. By providing an advisory vote on executive compensation on an annual basis, our stockholders will be able to provide us with direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. We understand that our stockholders may have different views as to what is the best approach for Fusion-io, and we look forward to hearing from our stockholders on this agenda item every year. Accordingly, our board of directors recommends that the advisory vote on executive compensation be held every year.

Required Vote

At the annual meeting, we will ask our stockholders to choose, on an advisory basis, how frequently they would like to cast an advisory vote on the compensation of our named executive officers. Generally, approval of any matter presented to stockholders requires the affirmative vote of a majority of the voting power of the shares of Fusion-io capital stock, present in person or represented by proxy, and entitled to vote thereon, voting together as a single class. However, because this vote is advisory and non-binding, if none of the frequency options receives such a majority, the option receiving the greatest number of votes will be considered the frequency recommended by our stockholders. Even though this vote will not be binding on Fusion-io or our board of directors and will not create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, Fusion-io or our board of directors, our board of directors will take into account the outcome of this vote in making a determination on the frequency at which we will include advisory votes on our executive compensation in our proxy statement.

Abstentions will be counted toward the tabulations of voting power present and entitled to vote on the frequency of advisory votes on our executive compensation proposal but will have no effect on the proposal. Brokers do not have discretion to vote on the proposal regarding the frequency of our executive compensation proposal and broker non-votes will have no effect on the proposal.

Recommendation

Our board of directors recommends a vote “FOR” the option of once every “ONE YEAR” as the frequency with which stockholders are provided an advisory vote on executive compensation.

* * * * *

EXECUTIVE OFFICERS

The names of our executive officers and a key employee, their ages, their positions with Fusion-io, and other biographical information as of September 27, 2011, are set forth below. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Executive Officers:
David A. Flynn*	42	Chief Executive Officer, President and Chairman
Dennis P. Wolf	58	Chief Financial Officer and Executive Vice President
Richard W. Boberg	63	Executive Vice President, General Manager, Virtualization Solutions
Neil A. Carson	34	Chief Technology Officer and Executive Vice President
James L. Dawson	49	Executive Vice President, Worldwide Sales
Shawn J. Lindquist	41	Chief Legal Officer, Executive Vice President and Secretary
Lance L. Smith	48	Chief Operating Officer and Executive Vice President
Rick C. White†	41	Chief Marketing Officer, Executive Vice President and Director
Key Employee:
Stephen G. Wozniak	61	Chief Scientist

*	Biographical information for this individual is found above in the section titled “Class III Directors Continuing in Office until the 2013 Annual Meeting.”
†	Biographical information for this individual is found above in the section titled “Biographical Information Concerning the Class I Director Nominees.”

Dennis P. Wolf has served as our Chief Financial Officer and Executive Vice President since October 2010, as our Chief Financial Officer and Senior Vice President from March 2010 to October 2010, and as our Chief Financial Officer from November 2009 to March 2010. From January 2009 to April 2009, Mr. Wolf served as interim chief executive officer and chief financial officer of Finjan Software, Inc., a provider of web security solutions. From March 2005 to June 2008, Mr. Wolf served as executive vice president and chief financial officer of MySQL AB, an open source database software company. Prior to MySQL, Mr. Wolf held financial management positions for public high technology companies, including Apple Computer, Inc., Centigram Communications, Inc., Credence Systems Corporation, Omnicell, Inc., Redback Networks Inc. and Sun Microsystems, Inc. Mr. Wolf currently serves as a director of Codexis Inc., and is the chair of the audit committee, and has been a director and chair of the audit committee for other publicly and privately held companies including Quantum Corporation, BigBand Networks, Inc., Registry Magic, Inc., Avanex Corporation, Komag, Inc. and Vitria Technology, Inc. He holds a B.A. from the University of Colorado and an M.B.A. from the University of Denver.

Richard W. Boberg has served as our Executive Vice President, General Manager of Virtualization Solutions since the completion of our acquisition of IO Turbine, Inc. in August 2011. Mr. Boberg was one of the co-founders of IO Turbine. From IO Turbine’s inception in December 2009 until August 2011, Mr. Boberg served as the president and chief executive officer and a director of IO Turbine. From 2005 to 2009, Mr. Boberg served as vice president of InnovationQ, a nonprofit organization that he co-founded, which focused on working with California Polytechnic University, San Luis Obispo to promote innovation and entrepreneurship. Mr. Boberg was the sixth employee at NetApp, Inc., a leading provider of storage and data management solutions, and during his 12 years with NetApp from 1993 to 2005, he held executive positions in marketing, corporate development, and engineering; directed product management, strategic marketing, mergers and acquisitions, several software engineering groups, and strategic alliances and business development. Mr. Boberg has also held engineering and engineering management positions at several other technology companies, including Intel Corporation. Mr. Boberg holds a B.S. in Electrical/Electronic Engineering from California Polytechnic State University, San Luis Obispo, and a M.S. in Electrical Engineering from Massachusetts Institute of Technology.

Neil A. Carson has served as our Chief Technology Officer and Executive Vice President since October 2010, and as our Chief Technology Officer from March 2010 to October 2010. From December 2007 to January 2010, Mr. Carson served as chief application architect for Dell services, Dell Inc., a computer hardware, software and peripherals company. From June 2005 to December 2007, Mr. Carson served as chief architect of Everdream Corporation, a software-as-a-service systems management company. From 2003 to June 2005, Mr. Carson served as principal engineer of Remedy software products at BMC Software, Inc., an IT service management company. From 1997 to 2003, Mr. Carson served as principal architect of Liberate Technologies, Inc. From 1995 to 1997, Mr. Carson served as director of Causality Limited, an embedded systems software company. Mr. Carson holds a B.Eng. degree from the Royal Military College of Science at Cranfield University.

James L. Dawson has served as our Executive Vice President, Worldwide Sales since October 2010, and as our Senior Vice President of Sales from April 2009 to October 2010. From 2004 to April 2009, Mr. Dawson served as vice president of worldwide sales of 3PAR Inc., a storage solutions company. From 2002 to 2004, Mr. Dawson served as vice president, strategic sales and business development of Neoscale Systems, Inc., an enterprise storage security company. From 2000 to 2002, Mr. Dawson served as vice president of worldwide sales for Scale Eight, Inc., a storage solutions company. From 1987 to 2000, Mr. Dawson served in various positions with Data General Corporation, a supplier of storage and enterprise computing solutions, most recently as vice president of EMEA and Asia Pacific for its CLARiiON Storage Division. Mr. Dawson holds a B.A. in Economics from Weber State University.

Shawn J. Lindquist has served as our Chief Legal Officer, Executive Vice President and Secretary since October 2010, and as our Chief Legal Officer, Senior Vice President and Secretary from February 2010 to October 2010. From 2005 to January 2010, Mr. Lindquist served as chief legal officer, senior vice president and secretary of Omniture, Inc., an online marketing and web analytics company, through the completion and integration of the merger of Omniture with Adobe Systems Incorporated. Mr. Lindquist was a corporate and securities attorney at Wilson Sonsini Goodrich & Rosati, P.C. from 2001 to 2005 and from 1997 to 1999. Mr. Lindquist has also served as in-house corporate and mergers and acquisitions counsel for Novell, Inc., and as vice president and general counsel of a privately held, venture-backed company. Mr. Lindquist is also an adjunct professor of law at the J. Reuben Clark Law School at Brigham Young University. Mr. Lindquist holds a B.S. in Business Management-Finance and a J.D. from Brigham Young University.

Lance L. Smith has served as our Chief Operating Officer since April 2010, as our Executive Vice President since October 2010, as our Senior Vice President of Engineering from September 2009 to October 2010, and as our Senior Vice President of Product Management and Marketing from May 2008 to September 2009. From January 2003 to May 2008, Mr. Smith served as vice president and general manager of RMI Corporation, a semiconductor company. From 2000 to 2002, Mr. Smith served as senior vice president, business development of Raza Foundries, Inc., a broadband networking and communications investment company, and served in various interim executive roles at Pacific Broadband Communications, Inc., Acirro, Inc. and Omnishift Technologies Inc. He also served as the director of commercial segment marketing and director of technical marketing for the computational products group of Advanced Micro Devices, Inc., the x86 microprocessor and video card maker, and had management roles at technology companies NexGen, Inc. and Chips and Technologies, Inc. Mr. Smith holds a B.S. in Electrical Engineering from Santa Clara University.

Stephen G. Wozniak has served as our Chief Scientist since December 2008. From 1971 to 1976, Mr. Wozniak held engineering positions within HP. In 1976, Mr. Wozniak co-founded Apple Computer, Inc., now Apple Inc. In 1985, Mr. Wozniak was awarded the National Medal of Technology, for his role in the development and introduction of the personal computer. After leaving Apple in 1985, Mr. Wozniak was involved in various business and philanthropic ventures, focusing primarily on computer capabilities in schools, stressing hands-on learning and encouraging creativity for students. In 2000, Mr. Wozniak was inducted into the National Inventors Hall of Fame, and he was awarded the Heinz Award in Technology, the Economy and Employment. He also co-founded the Electronic Frontier Foundation, and was a founding sponsor of the Tech Museum, Silicon Valley Ballet and Children’s Discovery Museum of San Jose. Mr.  Wozniak holds a B.S. in Electrical Engineering and Computer Sciences from the University of California, Berkeley.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program and discusses the amounts shown in the executive compensation tables that follow for our named executive officers, or NEOs. Our NEOs are the following executive officers:

—	David A. Flynn, our Chief Executive Officer, or CEO, and President;

—	Dennis P. Wolf, our Chief Financial Officer, or CFO, and Executive Vice President;

—	Neil A. Carson, our Chief Technology Officer and Executive Vice President;

—	Lance L. Smith, our Chief Operating Officer and Executive Vice President; and

—	Rick C. White, our Chief Marketing Officer and Executive Vice President.

Specifically, this Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each component of compensation that we provide. In addition, we explain how and why the compensation committee of our board of directors arrived at the specific compensation policies and decisions involving our executive officers during fiscal 2011.

Executive Summary

Fiscal 2011 Business Highlights

We are the pioneer and leading provider of a next generation storage memory platform for data decentralization. We sell our solutions through our global direct sales force, original equipment manufacturers, including Dell, Hewlett-Packard and International Business Machines, and other channel partners.

Although the volatility in the global economic environment over the past two years has presented several challenges for us, in fiscal 2011 we achieved several significant financial results:

—	Recorded fiscal year revenues of approximately $197.2 million, a 444.5% increase over our fiscal 2010 revenues; and

—	Recorded fiscal year net income from operations of $4.6 million.

In addition, in June 2011, we completed an initial public offering of our common stock resulting in net proceeds of approximately $218.9 million.

Fiscal 2011 Executive Compensation Actions

As reflected in our compensation philosophy, we link the financial interests of our executive officers to the attainment and furtherance of our long-term business strategy, which, we believe, furthers the interests of our stockholders. Accordingly, our fiscal 2011 compensation actions and decisions were based on our executive officers’ accomplishments that advanced this objective.

For fiscal 2011, the compensation committee of our board of directors took the following actions with respect to the compensation of our executive officers:

—	Maintained their base salaries at their fiscal 2010 level;

—

Approved short-term (annual) incentive awards that were, on average, 107% of each executive officer’s target short-term incentive opportunity, which was generally consistent with the awards paid for fiscal 2010; and

—	Approved equity awards (consisting entirely of stock options) at levels that met competitive market concerns, satisfied our retention objectives and rewarded individual performance during fiscal 2010.

Fiscal 2011 Corporate Governance Highlights

We endeavor to maintain good governance standards in our executive compensation policies and practices. The following policies and practices were either adopted or in effect during fiscal 2011:

—	The compensation committee is comprised solely of independent directors.

—	The compensation committee’s compensation consultant, Compensia, Inc., is retained directly by the committee and performs no other consulting or other services for us.

—

Beginning in fiscal 2010, the compensation committee has conducted an annual review of our compensation strategy, including a review of our compensation-related risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on the company. The compensation committee intends to conduct such a review annually.

—

Our compensation philosophy and related corporate governance features are complemented by several specific elements that are designed to align our executive compensation with long-term stockholder interests, including:

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Our change-in-control payments and benefits are reasonable and are based on a “double trigger” (that is, our executive officers are eligible to receive payments and benefits only in connection with a change in control of the company and the termination of the executive without cause or for good reasons within a specified period before or after the change in control).

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As a general policy, we do not favor non-cash benefits or perquisites (such as guaranteed retirement arrangements or pension plan benefits) for our executive officers that are not available to our employees generally.

—	Established equity grant guidelines to establish a pre-set schedule for granting equity awards and avoid the appearance that grants are made to take advantage of material nonpublic information.

Compensation Philosophy, Objectives and Design

Compensation Environment and Philosophy

We operate in a new and rapidly evolving market. To succeed in this environment, we must continually refine our business strategy, grow our customer base, increase the attractiveness and capabilities of our products and expand and enhance our product development and sales operations. To achieve these objectives, we need to attract and retain a highly talented and experienced team of design, engineering, sales, marketing, business development, and finance professionals. We expect these individuals to possess and demonstrate strong leadership and management capabilities.

Given our reputation for innovation and our recent success in developing and marketing our data decentralization platform, our executive officers are highly sought after by our competitors and other large organizations. Accordingly, we have had to develop an executive compensation program that not only rewards these individuals for their achievements but also provides sufficient incentives to ensure their continued employment with us.

Compensation Objectives

We strive to provide a total compensation package to our executive officers through a combination of base salary, short-term and long-term incentive opportunities and severance and change-of-control benefits. Our executive compensation program is designed to achieve the following objectives:

—	attract, motivate, reward, and retain highly-qualified executive officers, whose knowledge, skills and performance are critical to our success;

—	motivate these executive officers to pursue our business objectives while encouraging the creation of long-term value for our stockholders;

—

provide market-competitive compensation that is designed to provide a foundation of fixed compensation (base salary) and a significant portion of performance-based compensation (short-term and long-term incentive opportunities); and

—	align the interests of our executive officers and stockholders.

Compensation Design

As a new publicly held company, our executive compensation program has been heavily weighted towards equity, primarily in the form of stock options, with cash compensation that generally fell below the median of comparable publicly held companies. We believe that relying primarily on equity compensation has focused our executive officers on driving achievement of our financial and strategic goals while conserving cash during our early years. We continue to believe that making equity awards a key component of executive compensation aligns the executive team with the long-term interests of our stockholders. We have also offered cash compensation in the form of base salaries to reward individual contributions and compensate our executive officers for their day-to-day responsibilities, and short-term (annual) incentive awards to drive excellence and leadership and reward our executives for the achievement of our short-term financial objectives.

To date, we have not affirmatively set out in any given fiscal year to apportion compensation in any specific ratio between cash and equity, fixed and variable pay or short-term and long-term incentives. Rather, total compensation may skew more heavily toward either cash or equity, or short-term or long-term incentives, as a result of negotiations to recruit an individual executive officer or to achieve a specific financial or strategic objective in a given fiscal year. As we continue the transition from being a privately held to a publicly held company, we will continue to evaluate our compensation philosophy, objectives and design as circumstances require. At a minimum, we expect that the compensation committee will review these areas annually.

Compensation-Setting Process

Role of the Compensation Committee

Pursuant to its charter, the compensation committee of our board of directors is responsible for reviewing, evaluating and approving the compensation arrangements for our executive officers and for establishing and maintaining our executive compensation policies and practices. The compensation committee assumed these responsibilities from our board of directors beginning in July 2010. For additional information on the compensation committee, including the scope of its authority, see “Corporate Governance and Board of Directors—Compensation Committee” elsewhere in this proxy statement.

At the beginning of each fiscal year, the compensation committee, after consulting with our CEO, establishes the corporate performance objectives for the company and makes decisions with respect to any base salary adjustments and approves the individual performance objectives and individual target short-term incentive award opportunities for our executive officers for the upcoming year. After the end of the fiscal year, the compensation committee assesses the performance of our executive officers to determine the payouts, if any, for the short-term cash incentive award opportunities for the previous fiscal year and to make equity awards to our executive officers.

The compensation committee reviews on an annual basis our executive compensation program, including any incentive compensation plans, to determine whether they are appropriate, properly coordinated and achieve their intended purposes and to make any necessary modifications or adopt any new plans or arrangements.

Role of Management

In carrying out its responsibilities, the compensation committee works with members of our management, including our CEO. Typically, our management assists the compensation committee by providing information on corporate and individual performance, market data and management’s perspective and recommendations on compensation matters.

Historically, the initial compensation arrangements with our executive officers have been determined in negotiations with each individual executive. Typically, our CEO has been responsible for negotiating these arrangements, with the oversight and final approval of our board of directors or, since July 2010, the compensation committee.

Typically, our CEO will make recommendations to the compensation committee regarding compensation matters, including the compensation of our executive officers (except with respect to his own compensation). He also periodically attends compensation committee meetings, except with respect to discussions involving his own compensation.

While the compensation committee solicits and reviews our CEO’s recommendations and proposals with respect to compensation-related matters, the compensation committee only uses these recommendations and proposals as one factor in making compensation decisions.

Role of Compensation Consultant

Previously, we engaged Compensia, Inc., a national compensation consulting firm, to review our executive compensation policies and practices and to conduct an executive compensation market analysis.

The compensation committee is authorized to retain the services of one or more executive compensation advisors from time to time, as it sees fit, in connection with carrying out its duties and the oversight of our executive compensation program. In 2011, Compensia was engaged by the compensation committee to assist it in preparing for the transition to publicly held company status and evaluating the competitiveness of our executive compensation strategy and design. Accordingly, Compensia now serves at the discretion of the compensation committee.

Competitive Positioning

During fiscal 2011, the compensation committee, assisted by our management and Compensia, began to develop a compensation peer group comprised of comparable publicly held companies, taking into consideration size and growth potential, to be used as a reference source in connection with future executive compensation deliberations. This compensation peer group consisted of both technology companies that had conducted an initial public offering of their equity securities within the past four years, referred to as the IPO peers, and similarly-sized companies in the same industry sector, referred to as the core peers.

The following companies comprised the IPO peers portion of the peer group:

3Par*	Isilon Systems*
A123 Systems	Netezza*
Acme Packet*	NetSuite
ArcSight*	Omniture
Aruba Networks*	Opentable
CommVault Systems*	Rackspace Hosting
Compellent Technologies*	Riverbed Technology*
Constant Contact	Solarwinds
Data Domain	Solyandra
Fortinet*	SuccessFactors
Infinera*

* Also a member of the core peers portion of the peer group.

The following companies comprised the core peers portion of the peer group:

Bluecoat Systems	SonicWALL
F5 Networks	STEC

In addition, the compensation committee began to develop guidelines and establish reference points with respect to individual compensation components, including equity compensation and severance and change-of-control arrangements.

Executive Compensation Program Components

The following describes each component of our executive compensation program, the rationale for each, and how compensation amounts and awards are determined.

Base Salary

Base salary is the primary fixed component of our executive compensation program. We use base salary to compensate our executive officers for services rendered during the year and to recognize the experience, skills, knowledge and responsibilities required of each executive officer. We do not apply a specific formula to determine adjustments to base salary. Rather, the base salaries of our executive officers have been reviewed on a periodic basis and adjustments have been made to reflect our economic condition and future expected performance, as well as what our executive officers could be expected to receive if employed at companies similarly situated to ours and our overall subjective assessment of appropriate base salary levels, while being mindful of the need to conserve cash resources.

In September 2010, the compensation committee reviewed the base salaries of our executive officers taking into consideration a compensation analysis performed by Compensia and the recommendations of our CEO, as well as the other factors described above, and determined that the annual base salaries of our executive officers, except for Mr. Carson, would remain at their fiscal 2010 levels. In the case of Mr. Carson, the compensation committee determined to increase his base salary from $190,000 to $210,000 to reflect an increase in his job responsibilities and to harmonize his base salary opportunity with that of our similarly situated senior executive officers. In the case of our CEO, the compensation committee recommended, and the independent members of our board of directors approved, that his annual base salary remain at its fiscal 2010 level.

The base salaries paid to the NEOs during fiscal 2011 are set forth in the Summary Compensation Table below.

Short-Term Incentive Compensation

Consistent with our objective of linking a significant portion of each of our executive officer’s total compensation to performance, we provide performance-based short-term incentive opportunities to our executive officers that are based on corporate or individual performance, to achieve our annual financial and operational objectives, while making progress towards our longer-term growth and other goals. Generally, the compensation committee has made short-term incentive awards to our executive officers in its discretion after the end of the fiscal year based on its evaluation of the achievement of one or more corporate objectives as established in our annual operating plan and the individual performance of each executive officer.

Target Short-Term Incentive Award Opportunities

In fiscal 2011, the short-term incentive awards were designed to reward our executive officers based on our overall performance and the individual executive officer’s contribution to that performance. As in prior years, the compensation committee determined that the target short-term incentive award opportunities for each executive officer should be determined as a percentage of such executive officer’s base salary. The target short-term incentive award opportunities for the NEOs, which were expressed as a percentage of base salary, were as follows:

Named Executive Officer	Fiscal 2011 Base Salary	Fiscal 2011 Target Short- Term Incentive Award Opportunity (% of Base Salary)
Mr. Flynn	$240,000	66.7%
Mr. Wolf	$220,000	50.0%
Mr. Carson (1)	$210,000	50.0%
Mr. Smith	$220,000	50.0%
Mr. White	$220,000	50.0%

(1)	Mr. Carson’s base salary was $190,000 for the first half of fiscal 2011 and increased by $20,000 to $210,000 for the second half of fiscal 2011, however, his target short-term incentive award opportunity for fiscal 2011 was effectively 50% of the $210,000 base salary amount.

With respect to each NEO, the amount of his or her target short-term incentive award opportunity was established by the compensation committee in consultation with our CEO (except with respect to his own target short-term incentive award opportunity) and was based on several factors, including the scope of his or her performance, contributions, responsibilities, experience, prior years’ target short-term incentive award opportunities, position (in the case of a promotion) and market conditions.

Award Decisions and Analysis

In July 2011, the compensation committee determined the amount of the short-term incentive awards to be paid to our executive officers for fiscal 2011. In making these awards, the compensation committee consulted with our CEO with respect to each NEO’s performance (other than his own performance) and evaluated our financial performance for the year. Specifically, the compensation committee reviewed our financial and operational performance for the year against the pre-approved financial metrics described below, and the contributions of our executive officers to that performance. There was no specific formula used for weighing these components.

In September 2010, the compensation committee approved the following financial and operational objectives for purposes of evaluating the company’s performance and determining the short-term incentive awards to be paid to each NEO (other than our CEO) for fiscal 2011:

—	Achieve the target revenue goal of $190 million;

—	Increase the company’s presence in the market and position as innovative leaders through product development;

—	Prepare the company to be in a position to undertake an initial public offering of common stock;

—	Enhance relationships with the company’s major OEM partners;

—	Continue to attract and retain employee talent and seek to add additional independent directors with exceptional qualifications to serve on our board of directors;

—	Improve the company’s manufacturing process; and

—	Adhere to expense budgets.

These objectives were intended to motivate our NEOs to identify and capitalize on opportunities to grow our business and maximize stockholder value. No specific weighting was given to them. Instead, the compensation committee based its decisions on our positive operating results, such as the increase in revenue from fiscal 2010, the expansion and enhancement of our product lines and the growth in our customer base, as well as its evaluation of each executive officer’s performance during the year.

With respect to our CEO, the compensation committee approved a short-term incentive award payout in recognition of his leadership of the company and our overall strong performance. With respect to our other executive officers, our CEO recommended individual short-term incentive award payouts to the compensation committee, which then approved the payouts reported in the Summary Compensation Table below. The amounts reported vary among the NEOs because of the different levels of responsibilities and performance, as well as differences among base salaries.

Long-Term Incentive Compensation

We believe that strong long-term corporate performance is achieved with a corporate culture that encourages a long-term focus by our executive officers through the use of equity-based awards, the value of which depends on the performance of our common stock. To date, our long-term incentive compensation has been provided largely in the form of equity awards. We have used stock options to provide our executive officers with incentives to help align their interests with the interests of our stockholders and to enable them to participate in the long-term appreciation of the value of our common stock. Additionally, stock options provide an important tool for us to retain our executive officers, as the options are subject to vesting over a multi-year period subject to continued service with the company.

Historically, we have not had an established set of criteria for granting equity awards. Instead, our board of directors has exercised its judgment and discretion, in consultation with our CEO, and considered, among other factors, the role and responsibility of each executive officer, competitive factors, the amount of stock-based equity compensation already held by the executive officer and the cash compensation to be received by the executive officer, to determine the size of its equity awards.

We do not have, nor do we plan to establish, any program, plan or practice to time stock option grants in coordination with the release of material non-public information. In general, however, the exercise price of options granted to our executive officers will equal the closing price of our common stock on the last day of the month on which the New York Stock Exchange is open for trading in which the grant was approved. In the cases of options granted when an executive officer first joins us, the vesting commencement date for such award will generally be the date on which such executive officer commences employment. For all other options, the vesting commencement date will generally be the date on which such awards were approved.

In September 2010, the compensation committee approved stock options to purchase shares of our common stock to certain of our NEOs. These stock options were granted with an exercise price equal to $1.96 per share, the fair market value of our common stock as determined by our board of directors on September 12, 2010, and a 10-year maximum term. The stock option grants made to the NEOs were as follows:

Named Executive Officer	Number of Shares Underlying Stock Option Grant
Mr. Wolf	100,000
Mr. Carson	200,000
Mr. Smith	300,000
Mr. White	600,000

In determining the amount of each NEOs stock option grant, the compensation committee took into consideration a compensation analysis performed by our Human Resources Department and the equity award recommendations of our CEO, as well as each executive officer’s performance, contributions, responsibilities, experience, existing equity holdings (including the current economic value of his or her unvested equity and the ability of these unvested holdings to satisfy our retention objectives), market conditions and internal equity.

In January 2011, after consulting with Compensia to understand each NEOs equity position, the compensation committee approved additional grants of stock option awards for our NEOs. In order to align our NEOs’ long-term interests with those of our stockholders, as well as incentivize them to remain employed with the company, the compensation committee set the vesting schedules of these options not to start vesting until January 2015, at which time, the options vest in equal monthly installments over the subsequent 24-month period. In the case of our CEO, the compensation committee formulated a recommendation based upon the factors described above, which was then submitted to the independent members of our board of directors for approval. These stock options were granted with an exercise price equal to $5.12 per share, the fair market value of our common stock as determined by our board of directors on January 25, 2011, and a 10-year maximum term. The stock option grants made to the NEOs were as follows:

Named Executive Officer	Number of Shares Underlying Stock Option Grant
Mr. Flynn	500,000
Mr. Wolf	200,000
Mr. Carson	200,000
Mr. Smith	300,000
Mr. White	200,000

The stock options granted to the NEOs during fiscal 2011 are set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table below.

Welfare and Other Benefits

We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. We currently do not match any contributions made to the plan by our employees, including our executive officers. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

In addition, we provide other benefits to our executive officers on the same basis as all of our full-time salaried employees in the country in which they are resident.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites to our executive officers except in limited situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective and for recruitment, motivation or retention purposes.

All future practices with respect to perquisites or other personal benefits are approved and subject to periodic review by the compensation committee.

Employment Agreements

We have entered into employment agreements with our CEO and with Mr. White and have extended employment offers to our other NEOs. Each of these arrangements, which were approved on our behalf by our board of directors, sets forth the initial terms and conditions of employment of each of the NEOs. We believe that these arrangements were critical to induce these individuals to accept their position with us or to forego other employment opportunities or leave their then-employer for the uncertainty of a demanding position in a new and unfamiliar organization.

In filling these positions, our board of directors was aware that it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business in a unique market niche. Accordingly, it recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, our board of directors was sensitive to the need to integrate new executives into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations.

Each of these arrangements provided for an initial base salary, an annual short-term incentive opportunity payable in cash and/or an equity award in the form of a stock option to purchase shares of our common stock.

For a summary of the material terms and conditions of employment for the NEOs, see “Employment Agreements and Offer Letters” below.

Post-Employment Compensation

Our board of directors considers maintaining a stable and effective management team to be essential in protecting and enhancing the best interests of the company and our stockholders. We have established severance and change of control arrangements with the NEOs to provide assurances of specified severance payments and benefits if their employment is subject to involuntary termination or voluntary termination for good reason other than for death, disability or cause, including following a change of control of the company.

We believe that it is imperative to provide these individuals with severance payments and benefits upon certain types of terminations of employment, which we recognize can be triggered at any time, to secure their continued dedication to their work, notwithstanding the possibility of a termination of employment by us, and provide these individuals with an incentive to continue their employment with us. We further believe that the severance payments and benefits are competitive relative to the severance protection provided to similarly situated individuals at companies with which we compete for talent and appropriate because the payments and benefits are subject to the executive officer’s entry into a release of claims in favor of the company.

We also recognize that the possibility of a change of control of the company may exist from time to time, and that this possibility, and the uncertainty and questions it may raise among management, may result in the departure or distraction of management to the company’s and our stockholders’ detriment. Accordingly, our board of directors decided to take steps to encourage the continued attention, dedication and continuity of members of our management team to their assigned duties without the distraction that may arise from the possibility or occurrence of a change of control of the company. As a result, we have agreements with each of the NEOs that provide for specific payments and benefits in the event of a change of control of the company. The terms of these agreements were determined after review by our board of directors of our retention objectives for each NEOs and an analysis of relevant market data.

For a summary of the material terms and conditions of these severance and change-of-control arrangements, see “Potential Payments Upon Termination or Change of Control” below.

Other Compensation Policies

Stock Ownership Guidelines

We have not adopted stock ownership guidelines for our executive officers and our stock plans have provided the principal method for our executive officers to acquire equity in the company. We currently expect to continue to provide a substantial portion of total compensation to our executives in the form of equity awards.

Compensation Recovery Policy

Currently, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers, including the NEOs, where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to adopt a general compensation recovery, or clawback, policy covering our annual and long-term incentive award plans and arrangements once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Derivatives Trading and Hedging Policy

Our insider trading compliance policy prohibits, among other things, short sales, hedging of stock ownership positions and transactions involving derivative securities relating to shares of our common stock.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code (the “Code”) disallows a tax deduction to any publicly held corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and each of the three other most highly compensated executive officers (other than the chief financial officer). Remuneration in excess of $1 million may be deducted only if, among other things, it qualifies as “performance-based compensation” within the meaning of the Code. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved employee stock plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.

As a new publicly held corporation, under a specific exception contained in Section 162(m), any compensation paid pursuant to a compensation arrangement in existence before the effective date of our public offering of equity securities will not be subject to the $1 million deduction limit. In addition, any equity awards that we grant under our 2011 Equity Incentive Plan will not be subject to the deduction limit, provided such awards are made prior to the earliest of:

—	the expiration of the plan;

—	a material modification of the plan (as determined under Section 162(m));

—	the issuance of all the shares of our common stock and other compensation allocated under the plan; or

—	the first meeting of stockholders at which directors are elected after the close of the third calendar year following the year in which our public offering of equity securities occurred.

We may, where reasonably practicable, seek to qualify the variable compensation paid to our executive officers for the “performance-based compensation” exemption from the deduction limit. As such, in approving the amount and form of compensation for our executive officers in the future, we will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). The compensation committee may, in its judgment, authorize compensation payments that do not comply with an exemption from the deductibility limit when it believes that such payments are appropriate to attract, retain or motivate executive talent.

Taxation of “Parachute” Payments and Deferred Compensation

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the company that exceeds certain prescribed limits, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax.

Section 409A of the Code also imposes significant additional taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A.

We have not provided any executive officer with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 during fiscal 2011 and we have not agreed and are not otherwise obligated to provide any executive officer, including any NEO, with such a “gross-up” or other similar reimbursement.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC 718”) for our stock-based compensation awards. ASC 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and restricted stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their share-based payment awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

Compensation Committee Report

The compensation committee oversees Fusion-io’s compensation policies, plans, and benefit programs. The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

H. Raymond Bingham (Chair)

Dana L. Evan

Scott D. Sandell

The Report of the Compensation Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing by Fusion-io under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent Fusion-io specifically incorporates the Report of the Compensation Committee by reference therein.

Summary Compensation Table

The following table provides information regarding the compensation of our chief executive officer, chief financial officer and each of the next three most highly compensated executive officers during our fiscal year ended June 30, 2011, together referred to as our named executive officers, or NEOs, for the fiscal years ended June 30, 2011 and 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	Total ($)
David A. Flynn Chief Executive Officer and President	2011 2010	240,000 224,849	— 192,000	1,335,934 2,395,458	(2)	168,000 —	1,743,934 2,812,307

Dennis P. Wolf Chief Financial Officer and Executive Vice President	2011 2010	220,000 140,039	— 83,540	807,394 235,875		115,500 —	1,142,894 459,454

Neil A. Carson Chief Technology Officer and Executive Vice President	2011	200,000	—	1,080,777		110,250	1,391,027

Lance L. Smith Chief Operating Officer and Executive Vice President	2011 2010	220,000 220,000	— 132,000	1,620,594 32,671		126,500 —	1,967,094 384,671

Rick C. White Chief Marketing Officer and Executive Vice President	2011 2010	220,000 220,000	— 132,000	2,172,440 —		115,500 —	2,507,940 352,000

(1)	The amounts included in the “Option Awards” column represent the aggregate grant date fair value of option awards calculated in accordance with ASC 718. The valuation assumptions used in determining such amounts are described in the notes to our consolidated financial statements included elsewhere in this proxy statement.

(2)	Includes $96,410 of grant date fair value for a portion of an option that was canceled following the end of fiscal 2010.

Grants of Plan-Based Awards For Fiscal Year Ended June 30, 2011

The following table presents information concerning each grant of an award made to an NEO in fiscal 2011 under any plan.

Name	Grant Date	Estimated Payouts Under Non-Equity Incentive Plan Awards Target ($)			Estimated Payouts Under Non- Equity Incentive Plan Awards Target ($)(1)	Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold($)	Target($) (2)	Maximum ($)
David A. Flynn	09/02/2010 01/25/2011		160,000			500,000	5.12	1,335,934

Dennis P. Wolf	09/02/2010 09/12/2010 01/25/2011		110,000			100,000 200,000	1.96 5.12	273,021 534,374

Neil A. Carson	09/02/2010 09/12/2010 01/25/2011		105,000			200,000 200,000	1.96 5.12	546,403 534,374

Lance L. Smith	09/02/2010 09/12/2010 01/25/2011		110,000			300,000 300,000	1.96 5.12	819,033 801,561

Rick C. White	09/02/2010 09/12/2010 01/25/2011		110,000			600,000 200,000	1.96 5.12	1,638,067 534,374

(1)	The target bonus amounts for fiscal 2011 were set pursuant to pre-determined objectives established by the compensation committee. For further information regarding the fiscal 2011 target bonus amounts, please see the “Target Short-Term Incentive Award Opportunities” subsection of the Compensation Discussion and Analysis section of this Proxy Statement.
(2)	The stock options granted to the NEOs on September 12, 2010 vest as to 25% of the shares subject to the respective stock option one year from the grant date and an additional 1/48th of the shares subject to the stock option vests each month thereafter. The stock option granted to the NEOs on January 25, 2011 vest as to 1/24th of the total number of shares subject to the respective stock option on the 25th day of each month beginning on February 25, 2014. These stock options have a 10-year-term. For further information regarding the impact of certain events upon the vesting schedules of these options, please see the “Employment Agreements and Offer Letters” and “Agreements Providing for Severance or Change of Control Benefits” sections of this Proxy Statement.
(3)	Represents the grant date fair value of stock options granted during our fiscal year ended June 30, 2011 in accordance with ASC 718. The grant date fair value is the amount of stock-based compensation expense we expect to realize over the option’s service period. Assumptions used in the calculation of these amounts are included in Note 7 to our consolidated financial statements for the fiscal year ended June 30, 2011 found within our Form 10-K filed with the SEC on September 2, 2011.

Outstanding Equity Awards at June 30, 2011

The following table presents information concerning unexercised options for each NEO outstanding as of the end of fiscal 2011.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
David A. Flynn	195,385	(1)	791,341		0.650	06/01/2019
	669,204	(1)	1,689,125		1.960	05/27/2020
	—		500,000	(2)	5.120	01/24/2021

Dennis P. Wolf	203,958	(3)	441,042		0.650	11/17/2019
	18,750	(1)	81,250		1.960	09/11/2020
	—		200,000	(2)	5.120	01/24/2021

Neil A. Carson	84,791	(3)	309,375		0.650	03/15/2020
	8,334	(1)	162,500		1.960	09/11/2020
	—		200,000	(2)	5.120	01/24/2021

Lance L. Smith	110,000	(3)	90,000		0.358	06/23/2018
	25,000	(1)	25,000		0.650	06/1/2019
	245,000	(1)	245,000		0.650	06/1/2019
	43,750	(1)	56,250		1.960	09/21/2019
	56,250	(1)	243,750		1.960	09/11/2020
	—		300,000		5.120	01/24/2012

Rick C. White	935,221	(1)	791,341		0.650	06/01/2019
	112,500	(1)	487,500		1.960	09/11/2020
	—		200,000	(2)	5.120	01/24/2021

(1)	The option vests monthly as to 1/48th of the total number of shares on the vesting commencement date, subject to the NEO’s continued service through each vesting date. The options held by Mr. Flynn have vesting commencement dates of April 3, 2009, April 7, 2010, respectively. The options held by Mr. Wolf have a vesting commencement date of September 12, 2010. The options held by Mr. Carson have a vesting date of September 12, 2010. The options held by Mr. Smith have vesting commencement dates of June 10, 2008, June 2, 2009 and September 22, 2009, respectively. The options held by Mr. White have vesting start dates of April 3, 2009 and September 12, 2010, respectively.
(2)	The option vests monthly as to 1/24th of the total number of shares on the 25th day of each month beginning on February 25, 2014, subject to the NEO’s continued service through each vesting date.
(3)	The option vests as to 1/4th of the total number of shares on first anniversary of the vesting commencement date and an additional 1/48 of the total shares vests each month thereafter, subject to the NEO’s continued service through each vesting date. The options held by Messrs. Wolf, Carson, and Smith have vesting commencement dates of November 11, 2009, March 15, 2010, and June 10, 2008, respectively.

Option Exercises and Stock Vested in Fiscal Year Ended June 30, 2011

The following table shows information regarding options that were exercised by our NEOs during fiscal 2011. None of our NEOs hold any stock awards.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
David A. Flynn	766,153	10,881,410
Dennis P. Wolf	85,000	1,446,700
Neil A. Carson	85,000	1,408,493
Lance L. Smith	160,000	2,769,920
Rick C. White	—	—

Equity Compensation Plan Information

The following table summarizes the number of outstanding options, warrants and rights granted to our employees, consultants, and directors, as well as the number of shares of common stock remaining available for future issuance, under our equity compensation plans as of June 30, 2011.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (B)($/share)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(A)) (C)
Equity compensation plans approved by security holders	24,727,931	$2.31	11,967,264
Equity compensation plans not approved by security holders	—	—	—
Total	24,727,931	$2.31	11,967,264

Equity Awards Committee Authority and Limitations

In April 2011, our board of directors formed the equity awards committee and granted to the committee authority to grant equity awards to employees from our 2011 Equity Incentive Plan, or 2011 Plan, in accordance with certain specific grant guidelines determined by our board of directors and the compensation committee.

The equity awards committee is composed of three of our executive officers: David A. Flynn, Dennis P. Wolf and Shawn J. Lindquist, our chief executive officer, our chief financial officer, and our chief legal officer, respectively. The equity awards committee typically meets on the last trading day of each month. The equity awards committee has authority to grant equity awards under the 2011 Plan subject to the following guidelines and limitations established by our board of directors and the compensation committee:

—

The equity awards committee may grant equity awards only to employees who are not: (1) subject to Section 16 of the Securities Exchange Act of 1934 – that is, Section 16 reporting persons; (2) executive vice presidents, senior vice presidents or vice presidents of the company; (3) employees who hold 5% or more of the outstanding capital stock of the company; or (4) members of the equity awards committee.

—

All equity awards granted by the equity awards committee shall be effective upon the last trading day of the month – that is, the last day of the month on which the New York Stock Exchange is open for trading in which the grant was approved, regardless of the day in the particular month on which the grants were approved.

—	All stock options granted by the equity awards committee shall have an exercise price equal to the closing sales price of our common stock on the effective date of grant.

—

The vesting commencement date for an equity award grant shall be either: (1) the date on which the employee’s bona fide employment commences (for newly hired employees); or (2) the effective date of the grant.

—

The equity awards committee may grant equity awards subject to the following limitations for each calendar year: (1) a maximum of 50,000 shares subject to options to purchase common stock to any employee; (2) a maximum of 50,000 shares subject to stock appreciation rights to any employee; (3) a maximum of 25,000 restricted stock units to any employee, and (4) a maximum of 2,000,000 shares in total for all grants made pursuant to this delegation of authority.

In addition, the equity awards committee is required to report at each meeting of the compensation committee concerning equity awards granted by the committee.

Equity Granting Guidelines and Practices

Our board of directors has determined that equity awards may be granted under the 2011 Plan by the board, the compensation committee and the equity awards committee. Our board of directors has adopted the equity award guidelines described below. These guidelines are designed to comply with the administrative provisions of the 2011 Plan, the requirements of the Delaware General Corporation Law, the corporate governance requirements of the New York Stock Exchange, applicable rules and regulations of the SEC, including those relating to Section 16, relevant sections of the U.S. Internal Revenue Code, including Section 422 (incentive stock options), Section 409A (deferred compensation) and Section 162(m) (performance based compensation). The equity awards committee’s authority to make grants under the 2011 Plan is subject to the guidelines and limitations described above. The following guidelines apply with respect to equity awards made by our board of directors or the compensation committee:

—

Only the board of directors and the compensation committee may grant equity awards to our employees who are: (1) Section 16 reporting persons; (2) executive vice presidents, senior vice presidents or vice presidents; (3) holders of 5% or more of our outstanding capital stock; and (4) members of the equity awards committee;

—

Equity awards shall be effective upon the last trading day of the month (the last day of the month on which the New York Stock Exchange is open for trading) in which the grants are approved by the board of directors or compensation committee;

—

The exercise price of stock options and stock appreciation rights shall be the closing sales price of our common stock on the effective date for such awards. The compensation committee shall determine the purchase price of restricted stock, restricted stock units and performance shares; however, such awards generally will be issued for no cash consideration from the recipient of the award; and

—

The vesting commencement date for an equity award grant shall generally be either: (1) the date on which the employee’s bona fide employment commences (for newly hired employees); or (2) the date on which the grant is approved by the board of directors or compensation committee.

In addition, our board of directors has retained the authority to make discretionary equity award grants to non-employee directors. Discretionary grants are subject to the guidelines described above, except that the vesting commencement date for any such discretionary award will be the date on which the grant is approved by our board of directors. The compensation committee may at any time, and without the approval of the board of directors, modify the guidelines described above to the extent necessary to maintain compliance with state, federal or foreign laws or regulations.

Pension Benefits & Nonqualified Deferred Compensation

We do not provide a pension plan for our employees and no NEOs participated in a nonqualified deferred compensation plan during the fiscal year ended June 30, 2011.

Employment Agreements and Offer Letters

David A. Flynn

We entered into a second amended and restated employment agreement with David A. Flynn, dated April 7, 2010, in connection with his appointment as our Chief Executive Officer and President. This agreement has no specific term and constitutes at-will employment. Mr. Flynn’s current annual base salary is $360,000, and he is eligible to earn bonus compensation of up to 100 percent of his base salary. In connection with Mr. Flynn’s execution of the second amended and restated employment agreement, Sandusky Investments, Ltd., or Sandusky, an entity formed by Mr. Flynn for his estate planning purposes, granted to us a repurchase right with respect to 5,000,000 shares of our common stock owned by Sandusky. The repurchase right lapsed with respect to 2,500,000 shares of our common stock as of March 21, 2008, and in equal monthly installments thereafter for 36 months, subject to Mr. Flynn’s continued employment through each applicable vesting date. The second amended and restated employment agreement provides for severance and change of control benefits to Mr. Flynn, as described below under the “Agreements Providing for Severance or Change of Control Benefits” section.

Dennis P. Wolf

We entered into an offer letter agreement with Dennis P. Wolf, our Chief Financial Officer and Executive Vice President, dated November 4, 2009. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Wolf’s current annual base salary is $270,000, and he is eligible to earn bonus compensation of up to 70 percent of his base salary. Mr. Wolf was initially granted an option to purchase 730,000 shares of our common stock at an exercise price per share of $0.65, which was equal to the fair value of our common stock on the date this option was granted, as determined by the board of directors. The option was subject to a four-year vesting schedule with 25% of the shares subject to the option vesting on the 12-month anniversary of the vesting commencement date, and the remaining shares vesting in equal monthly installments thereafter over a period of 36 months, subject to Mr. Wolf’s continued employment. In August 2010, Mr. Wolf entered into an involuntary termination severance agreement providing for severance and change of control benefits to Mr. Wolf, as described below under the “Agreements Providing for Severance or Change of Control Benefits” section.

Neil A. Carson

We entered into an offer letter agreement with Neil A. Carson, our Chief Technology Officer and Executive Vice President, dated January 26, 2010. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Carson’s current annual base salary is $240,000, and he is eligible to earn bonus compensation of up to 50 percent of his base salary. Mr. Carson was initially granted an option to purchase 450,000 shares of our common stock at an exercise price per share of $0.65, which was equal to the fair value of our common stock on the date this option was granted, as determined by the board of directors. The option was subject to a four-year vesting schedule with 25% of the shares subject to the option vesting on the 12-month anniversary of the vesting commencement date, and the remaining shares vesting in equal monthly installments thereafter over a period of 36 months, subject to Mr. Carson’s continued employment. In August 2010, Mr. Carson entered into an involuntary termination severance agreement providing for severance and change of control benefits to Mr. Carson, as described below under the “Agreements Providing for Severance or Change of Control Benefits” section.

Lance L. Smith

We entered into an offer letter agreement with Lance L. Smith, our Chief Operations Officer and Executive Vice President, dated April 29, 2008. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Smith’s current annual base salary is $300,000, and he is eligible to earn bonus compensation of up to 70 percent of his base salary. Mr. Smith was initially granted an option to purchase 72,000 shares of our common stock at an exercise price per share of $1.79, which was equal to the fair value of our common stock on the date this option was granted, as determined by the board of directors. The option was subsequently adjusted in connection with our forward stock split on July 14, 2008, to cover 360,000 shares of our common stock at an exercise price per share of $0.358. This option was subject to a four-year vesting schedule with 25% of the shares subject to the option vesting on the 12 month anniversary of the vesting commencement date, and the remaining shares vesting in equal monthly installments thereafter over a period of 36 months, subject to his continued employment. In August 2010, Mr. Smith entered into an involuntary termination severance agreement providing for severance and change of control benefits to Mr. Smith, as described below under the “Agreements Providing for Severance or Change of Control Benefits” section.

Rick C. White

We entered into an amended and restated employment agreement with Rick C. White, our Chief Marketing Officer and Executive Vice President, dated December 31, 2008. This agreement has no specific term and constitutes at-will employment. Mr. White’s current annual base salary is $240,000, and he is eligible to earn bonus compensation of up to 50 percent of his base salary. In connection with Mr. White’s execution of the amended and restated employment agreement, West Coast VC, LLC, or WCV, an entity Mr. White formed for his estate planning purposes, granted to us a repurchase right with respect to 5,000,000 shares of our common stock owned by WCV. The repurchase right lapsed with respect to 2,500,000 shares of our common stock as of March 21, 2008, and in equal monthly installments thereafter for 36 months, subject to Mr. White’s continued employment through each applicable vesting date. The amended and restated employment agreement provides for severance and change of control benefits to Mr. White, as described below under the “Agreements Providing for Severance or Change of Control Benefits” section.

Agreements Providing for Severance or Change of Control Benefits

We have entered into agreements with each of our NEOs that may provide for benefits under the circumstances described below, if the NEO’s employment is terminated under certain conditions, and enhanced benefits, if the termination occurs in connection with a change of control.

David A. Flynn

Under the terms of Mr. Flynn’s April 2010 second amended and restated employment agreement, if Mr. Flynn’s employment is terminated without cause or he resigns for good reason, he will be eligible to receive the following benefits if he timely signs a release of claims:

—	continued payment of base salary for a period of 12 months (18 months, if his termination occurs on or following a change of control);

—	an amount equal to 150% of his target annual bonus and payable over a period of 18 months following his termination, but only if his termination occurs on or following a change of control;

—

accelerated vesting of outstanding equity awards equal to the lesser of (x) the remaining vesting schedule or (y) 12 months (100% accelerated vesting, if his termination occurs on or following a change of control); and

—	payment by us for up to 18 months of COBRA premiums to continue health insurance coverage for him and his eligible dependents.

In addition, if Mr. Flynn’s employment terminates as a result of death or disability, he will be eligible to receive 100% accelerated vesting of his outstanding equity awards.

Rick C. White

Under the terms of Mr. White’s December 2008 amended and restated employment agreement, if Mr. White’s employment terminates without cause or he resigns for good reason, he will be eligible to receive the following benefits if he timely signs a release of claims:

—	continued payment of base salary for a period of 12 months;

—

accelerated vesting of outstanding equity awards equal to the lesser of (x) the remaining vesting schedule or (y) 12 months (100% accelerated vesting, if his termination occurs on or following a change of control); and

—	payment by us for up to 12 months of COBRA premiums to continue health insurance coverage for him and his eligible dependents.

In addition, if Mr. White’s employment terminates as a result of death or disability, he will be eligible to receive to 100% accelerated vesting of his outstanding equity awards.

Other Named Executive Officers

Each of our other NEOs (Messrs. Wolf, Carson and Smith) entered into involuntary termination severance agreements in August 2010, which provide for the severance and change of control benefits described below.

If, prior to the three month period before a change of control, his employment is terminated without cause or he resigns for good reason, he will be eligible to receive the following benefits if he timely signs a release of claims:

—

continued payment of base salary for a period of 12 months (except that if a change of control occurs while he is receiving this benefit, he will be entitled to receive a lump sum payment equal to the remaining unpaid amount on the date of the change of control in lieu of the continuing payments); and

—	payment by us for up to 12 months of COBRA premiums to continue health insurance coverage for him and his eligible dependents.

If, within the period commencing three months before change of control and ending 12 months after a change of control, his employment is terminated without cause or he resigns for good reason, he will be entitled to the following benefits if he timely signs a release of claims:

—

lump sum payment equal to (x) 1 times his annual base salary (for the year of the change of control or his termination, whichever is greater), plus (y) 1 times his target annual bonus (for the year of the change of control or his termination, whichever is greater);

—	100% accelerated vesting of all outstanding equity awards; and

—	payment by us for up to 12 months of COBRA premiums to continue health insurance coverage for him and his eligible dependents.

In addition, in the event any of the amounts provide for under these agreements or otherwise payable to Messrs. Wolf, Carson or Smith would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax, the NEO would be entitled to receive either full payment of benefits under this agreement or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the NEO. The agreements do not require us to provide any tax gross-up payments.

For purposes of the agreements above, the terms shall have the following meanings:

—

“Cause” means any of the following occurring during the named executive officer’s employment by or service to us (except with respect to clause (v) below): (i) personal dishonesty by the named executive officer involving company business or participation in a fraud against us, or breach of the named executive officer’s fiduciary duty to the company; (ii) indictment or conviction of a felony or other crime involving moral turpitude or dishonesty; (iii) the named executive officer’s willful refusal to comply with the lawful requests made of the named executive officer by our board of directors reasonably related to his employment by us and the performance of his employment duties (but which shall not include a request to waive or amend any portion of his agreement or terminate his agreement or to consent to an action that would result in the named executive officer’s loss of a right under his agreement); (iv) material violation of our policies, after written notice to the named executive officer and an opportunity to be heard by our board of directors and his failure to fully cure such violations within a reasonable period of time of not less than 30 days after such hearing; (v) threats or acts of violence in the workplace; (vi) unlawful harassment in the course of any business activity of any of our employees, independent contractors, vendors or suppliers; (vii) theft or unauthorized conversion by or transfer of any company asset or business opportunity to the named executive officer or any third party; and (viii) a material breach by the named executive officer of any material provision of his agreement or any other agreement with us after written notice to the named executive officer and an opportunity to be heard by our board of directors and his failure to fully cure such breach within a reasonable period of time of not less than 30 days after such hearing.

—

“Change of Control” means the occurrence of any of the following events (i) any person or group of persons acquiring ownership of more than 50% of the total voting power of our stock; (ii) certain changes in the majority of our board of directors; (iii) the sale of all or substantially all of our assets.

—

“Disability” means that the named executive officer has been unable to perform his employment duties as the result of named executive officer’s incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by us or our insurers and acceptable to the named executive officer or the named executive officer’s legal representative (such agreement as to acceptability not to be unreasonably withheld).

—

“Good Reason” (applies to all named executive officers, except Messrs. White, and Wolf) means the named executive officer’s resignation within 90 days following the expiration of any company cure period (discussed below) following the occurrence of one or more of the following, without the named executive officer’s express written consent: (i) prior to a change of control a material reduction of the named executive officer’s duties, authority, or responsibilities, relative to the named executive officer’s title, duties, authority, or responsibilities as in effect immediately prior to such reduction; or following a change of control, (A) the removal of the named executive officer from the position held by the named executive officer immediately prior to the change of control, provided that continued employment following the change of control with substantially the same responsibility with respect to our business and operations shall not constitute “Good Reason” (for example, the named executive officer shall not have been removed from his position if he is employed by us, the acquiring company or one of our affiliates and the named executive officer has substantially the same responsibilities with respect to our business as he had immediately prior to the change of control whether the named executive officer’s title is revised to reflect his placement within the overall corporate hierarchy and whether the named executive officer provides services to a subsidiary, affiliate, business unit or otherwise), or (B) a material reduction in the named executive officer’s responsibilities, authority or status as such (which for this purpose shall include a material reduction in the resources (financial, personnel and other) allocated to our business and under the named executive officer’s direction, including reallocation of key personnel engaged in our business to other businesses of the acquiring company); (ii) a material reduction of the named executive officer’s base compensation (base salary or bonus or benefits) in effect immediately prior to such reduction, other than reductions implemented as part of an overall company-wide reduction program that is applied similarly to all executive officers and is no more than 20%; (iii) a material change in the geographic location at which the named executive officer must perform services (in other words, the named executive officer’s relocation to a facility or an office location more than a 50-mile radius from the named executive officer’s then current location); or (iv) a material breach by us of a material provision of his agreement. Notwithstanding the foregoing, the named executive officer agrees not to resign for Good Reason without first providing us with written notice of the acts or omissions constituting the grounds for Good Reason within 90 days of the initial existence of the grounds for Good Reason and a reasonable cure period of 30 days following the date of such notice.

—

“Good Reason” (Mr. White only) means Mr. White’s resignation from employment with us within 90 days after any of the following occurs, without his prior written consent: (i) our failure to pay Mr. White any earned salary or annual bonus or other bonus or payment that has become due and payable, provided that we receive written notice from Mr. White of the deficient payment and have been given 30 days to cure; or (ii) prior to a change of control, removal of Mr. White as our Chief Marketing Officer and Executive Vice President or a material reduction in his responsibilities, authority or status as such; or (iii) following a change of control, removal of Mr. White as our Chief Marketing Officer and Executive Vice President or a division or a principal business unit of the acquiring company or a material reduction in his responsibilities, authority or status as such; or (iv) a reduction in Mr. White’s salary by more than 10%, except in connection with a cost-reduction program which applies to all of our executive officers; or (v) a relocation of our principal executive officer by more than 50 miles from the current location in Salt Lake City, Utah; or (vi) any material breach by us of a material provision of his agreement, which the board of directors fails to cure within 30 days of receiving written notice from Mr. White.

—

“Good Reason” (Mr. Wolf only) means Mr. Wolf’s resignation within 90 days following the expiration of any company cure period (discussed below) following the occurrence of one or more of the following, without Mr. Wolf’s express written consent: (i) prior to a change of control, a material reduction of Mr. Wolf’s duties, authority, or responsibilities, relative to Mr. Wolf’s title, duties, authority, or responsibilities as in effect immediately prior to such reduction; or (ii) following a change of control, a change in Mr. Wolf’s reporting position such that Mr. Wolf no longer reports directly to the chief executive officer of the parent corporation in a group of controlled corporations; provided, however, that in the event of change of control, Mr. Wolf agrees to continue his employment with the company or its successor to help ensure a smooth transition of his responsibilities on mutually agreeable terms for a period of up to six months following the change of control. If the company or its successor, or any parent corporation in a control group of corporations that includes the company or its successor, whose securities are listed, admitted to trade, or quoted on a national securities exchange, then Mr. Wolf not serving as the Chief Financial Officer of the publicly traded company (other than as the result of his voluntary resignation not at the request of the company or its successor or its parent) shall be deemed to constitute a material change or reduction in Mr. Wolf’s authority and responsibilities constituting grounds for a Good Reason termination; or (iii) a material reduction of Mr. Wolf’s base compensation (in other words, a material reduction in Mr. Wolf’s base salary or bonus or benefits) as in effect immediately prior to such reduction, other than reductions implemented as part of an overall company-wide reduction program that is applied similarly to all executive officers and is no more than 20%; or (iv) a material change in the geographic location at which Mr. Wolf must perform services (in other words, Mr. Wolf’s relocation to a facility or an office location more than a 50 mile radius from Mr. Wolf’s then current location); or (v) a material breach by the company of a material provision of this agreement. Notwithstanding the foregoing, Mr. Wolf agrees not to resign for Good Reason without first providing the company with the written notice of the acts or omissions constituting the grounds for Good Reason within 90 days of the initial existence of the grounds for Good Reason and a reasonable cure period of 30 days following the date of such notice.

Potential Payments Upon Termination or Change of Control

The tables below provide an estimate of the value of the compensation and benefits due to each of our NEOs in the events described below, assuming that the termination of employment and/or change in control was effective on June 30, 2010, under the agreements described above. The actual amounts to be paid can only be determined at the time of the termination of employment or change of control, as applicable.

Termination without Cause or Resignation for Good Reason

	Salary Continuation ($)	Value of Accelerated Equity Awards ($)(1)		Continuation of Healthcare Coverage Premiums ($)	Total ($)
David A. Flynn	240,000	29,477,491	(2)	22,050	29,739,541
Dennis P. Wolf	220,000	—		14,700	234,700
Neil A. Carson	210,000	—		9,504	219,504
Lance L. Smith	220,000	—		9,504	229,504
Rick C. White	220,000	16,926,982	(3)	14,700	17,146,982

(1)	Amounts indicated in the table are calculated as the difference between the closing price of our common stock on the New York Stock Exchange as of June 30, 2011 ($30.09) and the exercise price of these options, multiplied by the number of accelerated shares.
(2)	As of June 30, 2011, 1,027,801 shares of common stock subject to Mr. Flynn’s options would accelerate if he were either terminated without cause or resigns for good reason, which is 12 months of additional vesting based on the shares subject to the options granted to Mr. Flynn that were unvested as of June 30, 2011.
(3)	As of June 30, 2010, 431,640 shares of common stock subject to Mr. White’s options would accelerate if he were either terminated without cause or resigns for good reason, which is 12 months of additional vesting based on the shares subject to the options granted to Mr. White that were unvested as of June 30, 2011.

Termination without Cause or Resignation for Good Reason

In connection with a Change of Control

	Salary Continuation ($)	Bonus ($)	Value of Accelerated Equity Awards ($)(1)		Continuation of Healthcare Coverage Premiums ($)	Total ($)
David A. Flynn	360,000	241,200	83,297,165	(2)	22,050	83,920,415
Dennis P. Wolf	220,000	110,000	20,263,839	(3)	14,700	20,608,539
Neil A. Carson	210,000	105,000	18,673,125	(4)	9,504	18,997,629
Lance L. Smith	220,000	110,000	26,628,368	(5)	9,504	26,967,872
Rick C. White	220,000	—	42,004,454	(6)	14,700	42,239,154

(1)	Amounts indicated in the table are calculated as the difference between the closing price of our common stock on the New York Stock Exchange as of June 30, 2011 ($30.09) and the exercise price of these options, multiplied by the number of accelerated shares.
(2)	As of June 30, 2011, 2,980,466 shares of common stock subject to Mr. Flynn’s options would accelerate if he is terminated without cause or resigns for good reason on or following a change of control, which is 100% of the shares subject to the options granted to Mr. Flynn that were unvested as of June 30, 2011.
(3)	As of June 30, 2011, 722,292 shares of common stock subject to Mr. Wolf’s options would accelerate if he is terminated without cause or resigns for good reason within the period commencing three months before and ending twelve months after a change of control, which is 100% of the shares subject to the options granted to Mr. Wolf that were unvested as of June 30, 2011.
(4)	As of June 30, 2011, 671,875 shares of common stock subject to Mr. Carson’s options would accelerate if he is terminated without cause or resigns for good reason within the period commencing three months before and ending twelve months after a change of control, which is 100% of the shares subject to the options granted to Mr. Carson that were unvested as of June 30, 2011.
(5)	As of June 30, 2011, 960,000 shares of common stock subject to Mr. Smith’s options would accelerate if he is terminated without cause or resigns for good reason within the period commencing three months before and ending twelve months after a change of control, which is 100% of the shares subject to the options granted to Mr. Smith that were unvested as of June 30, 2011.
(6)	As of June 30, 2011, 1,478,841 shares of common stock subject to Mr. White’s options would accelerate if he is terminated without cause or resigns for good reason on or following a change of control, which is 100% of the shares subject to the options granted to Mr. White that were unvested as of June 30, 2011.

RELATED PERSON TRANSACTIONS AND

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Other than compensation arrangements, we describe below transactions and series of similar transactions, during our last three fiscal years, to which we were a party or will be a party, in which:

—	the amounts involved exceeded or will exceed $120,000; and

—	any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.

Compensation arrangements for our directors and NEOs are described elsewhere in this proxy statement.

Acquisition of IO Turbine, Inc.

On August 11, 2011, we acquired 100% of the stock of IO Turbine, Inc., a provider of caching solutions for virtual environments, based in San Jose, California. Immediately prior to the acquisition of IO Turbine, Lightspeed Venture Partners, a venture capital firm, through certain of its related funds (including Lightspeed Venture Partners VIII L.P. and Lightspeed Venture Partners VII, L.P.) owned over 10% of our outstanding capital stock and over 25% of IO Turbine’s capital stock. Christopher J. Schaepe, a member of our board of directors, is a founding managing director of Lightspeed. In connection with the acquisition, Lightspeed received 744,866 shares of our common stock, prior to adjusting for escrowed shares. Pursuant to the definitive agreement related to the acquisition, such shares of common stock were valued at $30.02 per share individually and approximately $22.3 million in the aggregate.

Preferred Stock Financings

Series A Convertible Preferred Stock Financing

Between March 2008 and May 2008, we issued and sold an aggregate of 10,978,950 shares of Series A convertible preferred stock at a per share purchase price of $1.093, each as adjusted for a 5-for-1 forward stock split of the Series A convertible preferred stock in July 2008, for aggregate consideration of approximately $12.0 million. Purchasers of the Series A convertible preferred stock included New Enterprise Associates 12, Limited Partnership, or NEA 12, which holds more than 5% of our outstanding capital stock and whose general partners include Forest Baskett and Scott D. Sandell, both of whom are members of our board of directors. NEA 12 purchased 8,647,755 shares of Series A convertible preferred stock for an aggregate purchase price of $9,451,996.

Series B Convertible Preferred Stock Financing

Between April 2009 and October 2009, we issued and sold an aggregate of 24,009,902 shares of Series B convertible preferred stock at a per share purchase price of $2.00, for aggregate consideration of approximately $48.0 million. Purchasers of the Series B convertible preferred stock include NEA 12 and Lightspeed Venture Partners VIII, L.P., or Lightspeed VIII, which holds more than 5% of our outstanding capital stock and whose representative, Christopher J. Schaepe, is a member of our board of directors. The following table summarizes purchases of Series B convertible preferred stock from us by the above-listed investors:

Name of Stockholder	Shares of Series B Preferred Stock	Total Purchase Price
New Enterprise Associates 12, Limited Partnership	9,000,000	$18,000,000
Lightspeed Venture Partners VIII, L.P.	7,500,000	$15,000,000

Series C Convertible Preferred Stock Financing

Between April 2010 and May 2010, we issued and sold an aggregate of 11,576,681 shares of Series C convertible preferred stock at a per share purchase price of $3.869 pursuant to a stock purchase agreement for an aggregate purchase price of approximately $44.8 million. Purchasers of the Series C convertible preferred stock include NEA 12, and Lightspeed VIII. The following table summarizes purchases of Series C convertible preferred stock by the above-listed investors:

Name of Stockholder	Shares of Series C Preferred Stock	Total Purchase Price
New Enterprise Associates 12, Limited Partnership	2,843,112	$11,000,000
Lightspeed Venture Partners VIII, L.P.	1,292,324	$5,000,002

Bridge Note Financings

In November 2007, we issued convertible promissory notes in an aggregate principal amount of $616,000. These promissory notes accrued interest at the rate of 10% per annum, compounded annually. In March 2008, the outstanding principal and interest due under these notes converted into 616 shares of Series Angel preferred stock, which were converted into 554,400 shares of Series A convertible preferred stock in connection with the Series A convertible preferred stock financing. Sandusky Investments, Ltd., which is affiliated with David A. Flynn, one of our executive officers and directors, purchased notes from us with a principal amount of $214,000, which later converted into 192,600 shares of Series A convertible preferred stock in the Series A convertible preferred stock financing.

Between November 2007 and May 2008, we issued convertible promissory notes in an aggregate principal amount of approximately $4.6 million. These promissory notes accrued interest at the rate of 10% per annum, compounded annually. In March 2008, the outstanding principal and interest due under these notes converted into 4,190,620 shares of Series A convertible preferred stock at $1.093 per share, each as adjusted for a 5-for-1 forward stock split in July 2008. Purchasers of the notes included NEA 12. NEA 12 purchased notes from us with a principal amount of $4.1 million, which later converted into 3,812,210 shares of Series A convertible preferred stock, on a split-adjusted basis.

Between August 2008 and March 2009, we issued convertible promissory notes in an aggregate principal amount of approximately $15.0 million. These promissory notes accrued interest at the rate of 10% per annum, compounded annually. In April 2009, the outstanding principal and interest due under these notes converted into 7,763,668 shares of Series B convertible preferred stock at $2.00 per share. Purchasers of the notes included NEA 12. NEA 12 purchased notes from us with a principal amount of $4.5 million, which later converted into 2,328,766 shares of Series B convertible preferred stock.

In March 2010, we issued convertible promissory notes in an aggregate principal amount of $5.0 million. These promissory notes accrued interest at the rate of 10% per annum, compounded annually. In April 2010, the outstanding principal and interest due under these notes converted into 1,302,237 shares of Series C convertible preferred stock at $3.869 per share. Purchasers of the notes included NEA 12 and Lightspeed VIII. The following table summarizes purchases of Series C convertible preferred stock from us by the above-listed investors:

Name of Stockholder	Shares of Series C Preferred Stock Amount	Note Principal
New Enterprise Associates 12, Limited Partnership	911,566	$3,500,000
Lightspeed Venture Partners VIII, L.P.	390,671	$1,500,000

Common Stock Purchases

On February 19, 2011, two of our directors, Dana L. Evan and H. Raymond Bingham, each purchased 30,000 shares of our common stock at a price per share of $5.12, in each case for an aggregate purchase price of $153,600.

Investors Rights Agreement

We are party to an investors’ rights agreement which provides, among other things, that holders of our preferred stock have the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Employment Arrangements and Indemnification Agreements

We have entered into employment and consulting arrangements with certain of our current and former executive officers. See “Executive Compensation — Employment Agreements and Offer Letters”.

We have also entered into indemnification agreements with each of our directors and officers, as well as certain stockholders affiliated with our directors. The indemnification agreements and our certificate of incorporation and bylaws currently in effect require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Policies and Procedures for Related Party Transactions

In accordance with the charter for the audit committee of the board of directors, our audit committee reviews and approves in advance in writing any proposed related person transactions.

For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

The individuals and entities that are considered “related persons” include:

—	Directors, nominees for director and executive officers of Fusion-io;

—	Any person known to be the beneficial owner of five percent or more of Fusion-io’s common stock (a “5% Stockholder”); and

—	Any immediate family member, as defined in Item 404(a) of Regulation S-K, of a director, nominee for director, executive officer and 5% Stockholder.

In accordance with our Related Person Transactions Policy and Procedures, the audit committee must review and approve all transactions in which (i) Fusion-io or one of its subsidiaries is a participant, (ii) the amount involved exceeds $120,000 and (iii) a related person has a direct or indirect material interest, other than transactions available to all our employees generally.

In assessing a related party transaction brought before it for approval the audit committee considers, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The audit committee may then approve or disapprove the transaction in its discretion.

Any material related person transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Exchange Act, Fusion-io officers and directors and persons who beneficially own more than 10% of a registered class of Fusion-io’s equity securities are required to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) with the SEC. Such persons are required by the rules of the SEC to furnish Fusion-io with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to Fusion-io and/or written representations that no additional forms were required, Fusion-io is not aware that any of its directors, officers or persons who beneficially owned more than 10% of a registered class of Fusion-io’s equity securities failed to comply with the reporting requirements applicable to them pursuant to Section 16(a) with respect to transactions during the fiscal year ended June 30, 2011.

Our Insider Trading Policy permits directors, officers and other employees covered under the policy to establish, subject to certain conditions and limitations set forth in the policy, written trading plans that are intended to comply with Rule 10b5-1 under the Exchange Act, which permit automatic trading of common stock of Fusion-io, Inc. or trading of common stock by an independent person (such as a stockbroker) who is not aware of material nonpublic information at the time of the trade. We are aware that certain of our directors and officers have entered into written trading plans, and we believe our directors and officers may establish such plans in the future.

SECURITY OWNERSHIP

The following table sets forth information, as of September 27, 2011, concerning:

—	Each person who we know beneficially owns more than five percent of our common stock;

—	Each of our directors and nominees for the board of directors;

—	Each of our NEOs; and

—	All of our directors and executive officers as a group.

Unless otherwise noted below, the address of each person listed on the table is c/o Fusion-io, Inc., 2855 E. Cottonwood Parkway, Suite 100, Salt Lake City, Utah 84121.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 83,276,258 shares of common stock outstanding at September 27, 2011. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of September 27, 2011. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than one percent is denoted with an asterisk (“*”).

The information provided in the table is based on our records, information filed with the SEC, and information provided to Fusion-io, except where otherwise noted.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)	Percent of Shares Beneficially Owned (%)
5% Stockholders:
New Enterprise Associates 12, Limited Partnership(1)	25,935,930	31.14
Lightspeed Venture Partners VIII, L.P.(2)	9,568,607	11.49
Directors and Named Executive Officers:
David A. Flynn(3)	6,715,487	7.94
Dennis P. Wolf(4)	309,166	*
Neil A. Carson(5)	160,833	*
Lance L. Smith(6)	615,415	*
Rick C. White(7)	4,990,071	5.90
Forest Baskett(8)	25,935,930	31.14
H. Raymond Bingham(9)	40,000	*
Dana L. Evan(10)	33,500	*
Scott D. Sandell(11)	25,935,930	31.14
Christopher J. Schaepe(12)	9,320,007	11.19
All directors and executive officers as a group (13 persons)	49,197,332	56.14

*	Less than one percent.
(1)	Consists of (i) 25,829,872 shares held of record by New Enterprise Associates 12, Limited Partnership (“NEA 12”); (ii) 92,333 shares held of record by New Enterprise Associates 13, L.P. (“NEA 13”); and (iii) 13,725 shares held of record by NEA Ventures 2008, L.P. (“Ven 2008”). The shares directly held by NEA 12 are indirectly owned by NEA Partners 12, Limited Partnership (“NEA Partners 12”), the sole general partner of NEA 12, NEA 12 GP, LLC (“NEA 12 LLC”), the sole general partner of NEA Partners 12 and each of the individual Managers of NEA 12 LLC. The individual Managers (collectively, the “Managers”) of NEA 12 LLC are M. James Barrett, Peter J. Barris, Forest Baskett (a member of our board of directors), Ryan D. Drant, Patrick J. Kerins, Krishna “Kittu” Kolluri, C. Richard Kramlich, Charles W. Newhall III, Mark W. Perry and Scott D. Sandell (a member of our board of directors). The shares directly held by NEA 13 are indirectly owned by NEA Partners 13, L.P. (“NEA Partners 13”), the sole general partner of NEA 13, NEA 13 GP, LTD (“NEA 13 LTD”), the sole general partner of NEA Partners 13 and each of the individual Directors of NEA 13 LTD. The individual Directors (collectively, the “Directors”) of NEA 13 LTD are M. James Barrett, Peter J. Barris, Forest Baskett (a member of our board of directors), Ryan D. Drant, Patrick J. Kerins, Krishna “Kittu” Kolluri, C. Richard Kramlich, David M. Mott, Scott D. Sandell (a member of our board of directors), Ravi Viswanathan and Harry R. Weller. The shares directly held by Ven 2008 are indirectly owned by Karen P. Welsh, the general partner of Ven 2008. NEA 12, NEA Partners 12, NEA 12 LLC and the Managers share voting and dispositive power with regard to the shares directly held by NEA 12. NEA 13, NEA Partners 13, NEA 13 LTD and the Directors share voting and dispositive power with regard to the shares directly held by NEA 13. Karen P. Welsh, the general partner of Ven 2008, holds voting and dispositive power over the shares held by Ven 2008. The principal business address of New Enterprise Associates, Inc. is 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.
(2)	Consists of 9,293,007 shares held of record by Lightspeed Venture Partners VIII, L.P. (“Lightspeed VIII”) and 275,600 shares held by Lightspeed Venture Partners VII, L.P. (“Lightspeed VII”). The shares directly held by Lightspeed VIII are indirectly owned by Lightspeed Ultimate General Partner VIII, Ltd. (“GP VIII”), the sole general partner of Lightspeed General Partner VIII, L.P., which is the sole general partner of Lightspeed VIII. The individual directors of GP VIII are Christopher J. Schaepe (a member of our board of directors), Barry Eggers, Ravi Mhatre, and Peter Nieh. Mr. Shaepe is a director of Lightspeed General Partner VII, Ltd. (“GP VII”), the sole general partner of Lightspeed General Partner VII, L.P., which is the sole general partner of Lightspeed VII. The address for these entities is 2200 Sand Hill Road, Menlo Park, CA 94025

(3)	Mr. Flynn is the Chief Executive Officer, President and a Director of Fusion-io. Consists of (i) 5,000,000 shares held of record by Sandusky Investments, Ltd., which is controlled by Mr. Flynn and co-owned by Mr. Flynn and other affiliated persons, (ii) 422,647 shares held of record by Mr. Flynn, and (iii) 1,292,840 shares issuable pursuant to stock options exercisable within 60 days of September 27, 2011.
(4)	Mr. Wolf is the Chief Financial Officer and an Executive Vice President of Fusion-io. Consists of 309,166 shares, issuable pursuant to stock options exercisable within 60 days of September 27, 2011.
(5)	Mr. Carson is the Chief Technology Officer and an Executive Vice President of Fusion-io. Consists of 160,833 shares issuable pursuant to stock options exercisable within 60 days of September 27, 2011.
(6)	Mr. Smith is the Chief Operating Officer and an Executive Vice President of Fusion-io. Consists of 615,415 shares issuable pursuant to stock options exercisable within 60 days of September 27, 2011.
(7)	Mr. White is the Chief Marketing Officer, an Executive Vice President and a Director of Fusion-io. Consists of (i) 3,700,000 shares held of record by West Coast VC, LLC, which is indirectly owned by Mr. White and his spouse, and (ii) 1,290,071 shares issuable pursuant to stock options exercisable within 60 days of September 27, 2011.
(8)	See footnote (14) below regarding Dr. Baskett’s relationship with New Enterprise Associates, Inc. and its affiliated entities. Dr. Baskett does not have voting or dispositive power over the shares held of record by Ven 2008.
(9)	Consists of (i) 30,000 shares held by The Lyman and Thora Bingham Revocable Living Trust, and (ii) 10,000 shares held by Mr. Bingham.
(10)	Consists of 32,500 shares held by Ms. Evan and 1,000 held by her son.
(11)	See footnote (1) above regarding Mr. Sandell’s relationship with New Enterprise Associates, Inc. and its affiliated entities. Mr. Sandell does not have voting or dispositive power over the shares held of record by Ven 2008.
(12)	See footnote (2) above regarding Mr. Schaepe’s relationship with Lightspeed VIII and Lightspeed VII.

OTHER MATTERS

We know of no other matters to be submitted at the 2011 annual meeting. If any other matters properly come before the 2011 annual meeting, it is the intention of the persons named in the proxy to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to such other matters is granted by a properly submitted proxy.

It is important that your shares be represented at the 2011 annual meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote as promptly as possible to ensure your vote is recorded.

THE BOARD OF DIRECTORS

Salt Lake City, Utah

October 4, 2011

IMPORTANT INFORMATION CONCERNING

THE 2011 ANNUAL MEETING OF STOCKHOLDERS OF FUSION-IO, INC.

Check-in begins: 10:00 a.m. Mountain Time	Meeting begins: 10:30 a.m. Mountain Time

—	Fusion-io stockholders as of the close of business on September 27, 2011 are entitled to attend the 2011 Annual Meeting of Stockholders of Fusion-io, Inc. on November 18, 2011

—	All Fusion-io stockholders and their proxies should be prepared to present photo identification for admission to the meeting

—

If you are a street name holder (that is, you hold your shares through a broker, trustee or nominee), you will be asked to present proof of beneficial ownership of shares of Fusion-io common stock as of the record date – for example, a copy of your most recent brokerage statement prior to September 27, 2011, a copy of your voting instruction card, or other evidence of ownership

—	Persons acting as proxies must bring a valid proxy from a record holder who owns shares of Fusion-io common stock as of the close of business on September 27, 2011

THANK YOU FOR YOUR INTEREST AND SUPPORT — YOUR VOTE IS IMPORTANT!

Directions to:

Fusion-io Corporate Headquarters

2855 E. Cottonwood Parkway, Suite 100

Salt Lake City, Utah 84121 U.S.A.

Telephone: 801.424.5500

www.fusionio.com

From Salt Lake International Airport (approximately 20 miles):

Exit the airport by taking I-80 East towards City Center, Ogden, Provo. Take I-215 towards Provo. Continue on I-215 for about 10 miles.

Take exit 6 for UT-190 East towards 3000 East. Turn right onto UT-190 East/South Cottonwood Canyon Road.

Take the first right onto South 3000 East. Turn right onto East Cottonwood Parkway.

Fusion-io’s corporate headquarters are located in the first of four buildings in the Cottonwood Corporate Center.

FUSION-IO

2855 E. Cottonwood Parkway Suite 100 Salt Lake City, UT 84121

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees

01 Christopher J. Schaepe 02 Rick C. White

The Board of Directors recommends you vote FOR proposals 2. and 3

2. The ratification of Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending June 30, 2012.

3. The approval of the compensation of the named executive officers.

The Board of Directors recommends you vote 1 YEAR on the following proposal: 1

4. The approval of the frequency of a stockholder vote to approve the compensation of the named executive officers.

NOTE: THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSALS 2 AND 3, AND EVERY “1 YEAR” FOR PROPOSAL 4, AND FOR EACH PROPOSAL LISTED, EVERY YEAR FOR PORPOSAL 4, AND AS THE APPOINTED PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

For address change/comments, mark here. (see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

For All

Withhold All

For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

For Against Abstain

1 year 2 years 3 years Abstain

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com .

FUSION-IO

Annual Meeting of Stockholders November 18, 2011 10:30 AM

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints David A. Flynn, Dennis P. Wolf and Shawn J. Lindquist as proxies, each with full power of substitution, to represent and to vote all shares of common stock of FUSION-IO which the undersigned would be entitled to vote if then and there personally present, on matters set forth on the reverse side, at the Annual Meeting of Stockholders to be held at the Company’s headquarters located at 2855 E. Cottonwood Parkway, Suite 100, Salt Lake City, UT 84121, on November 18, 2011, at 10:30 am, or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side